UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION XL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

DESTINATION XL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on August 12, 2020

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Destination XL Group, Inc. (the “Company”) will be held at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts 02021 at 11:30 A.M., local time, on Wednesday, August 12, 2020 for the following purposes:

1.	To elect six directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
2.	To approve, on an advisory basis, named executive officer compensation.
3.

To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-15, such ratio, and the implementation and timing of such reverse stock split, to be determined in the sole discretion of the Company’s Board of Directors.

4.	To approve amendments to our 2016 Incentive Compensation Plan to increase the total number of shares of common stock authorized for issuance under the plan by 1,740,000 shares.
5.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021.
6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote FOR the election of all six nominees to serve as directors of the Company and FOR the approval of all other Proposals being presented at the Annual Meeting.

Along with the attached Proxy Statement, we are sending you a copy of our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

The Board of Directors has fixed the close of business on June 19, 2020 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.  Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  A list of the stockholders of record as of the close of business on June 19, 2020 will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 31, 2020 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person.  Regardless of whether you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting.

Special Note Regarding COVID-19: Given the public health and safety concerns related to COVID-19, we ask that each stockholder evaluate the relative benefits to them personally of in-person attendance at the Annual Meeting and take advantage of the ability to vote by proxy, as instructed on the proxy card or voting instructions that have been provided to you. If you elect to attend the Annual Meeting in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Please be advised that the Company will monitor any further developments with COVID-19 and the impact on the Annual Meeting. If the Company determines that it is not advisable to hold the Annual Meeting in person, the Company will, as promptly as possible, announce details on changes to the Annual Meeting, including by issuing a press release and posting such information on our website.

By order of the Board of Directors,

/s/ ROBERT S. MOLLOY

ROBERT S. MOLLOY

Secretary

Canton, Massachusetts

July 2, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 12, 2020: The Proxy Statement and 2020 Annual Report to Stockholders are available at:

https://investor.dxl.com/financial-information/annual-reports

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

August 12, 2020

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose and Distribution of Proxy Materials

This Proxy Statement and the enclosed form of proxy are being mailed to our stockholders on or about July 2, 2020, in connection with the solicitation by the Board of Directors (the “Board”) of Destination XL Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the Company’s corporate headquarters located at 555 Turnpike Street, Canton, Massachusetts 02021 at 11:30 A.M., local time, on Wednesday, August 12, 2020 and at any and all adjournments thereof (the “Annual Meeting”). This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.

Stockholders Entitled to Vote

Only holders of record of our common stock, par value $0.01 per share, at the close of business on June 19, 2020, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting.  On that date, there were 51,077,856 shares of common stock issued and outstanding.  Each share is entitled to one vote at the Annual Meeting.

How to Vote

Stockholders of record may vote by mail or in person at the meeting.  If you choose to vote by mail, please complete and mail the enclosed proxy card in the enclosed postage prepaid envelope.  If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.

Voting Instructions

When a proxy is returned properly executed, the shares represented will be voted in accordance with the stockholder’s instructions.

Stockholders are encouraged to vote on the matters to be considered. If no instructions have been specified by a stockholder, however, the shares covered by an executed proxy will be voted (i) FOR the election of all six nominees to serve as directors of the Company, (ii) FOR the approval of all other Proposals described in this Proxy Statement and being presented at the Annual Meeting, and (iii) in the discretion of the proxies serving at the Annual Meeting with respect to any other matters properly brought before the Annual Meeting. We are not aware of any other matter that may be properly presented at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.  If you do not give voting instructions to your broker or bank, your broker or bank does not have discretion to vote your shares on the proposals in this Proxy Statement, except for Proposal 3 to approve an amendment to our certificate of incorporation to effect a reverse stock split and Proposal 5 to ratify the appointment of our independent registered public accounting firm, each of which is considered a “routine” proposal. A broker “non-vote” occurs when the broker or bank who is the record holder of the shares does not vote on a particular proposal, either because it does not have discretionary voting power to vote the shares or has not received voting instructions from the beneficial owner.

As a result, if you are not the record holder of your shares, it is critical that you provide instructions to your broker or bank if you want your vote to count.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy at any time before it has been exercised as follows:

•	by attending the Annual Meeting and voting in person; or
•

by filing with the Secretary of the Company, c/o the Company at 555 Turnpike Street, Canton, Massachusetts 02021, either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

If you are not a record holder and your shares are held by your broker or bank, you must contact your broker or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Quorum Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Abstentions and broker non-votes will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum.

Approval of a Proposal

A majority of the votes properly cast “FOR” a matter is required for approval of all matters except Proposal 3 to approve an amendment to our certificate of incorporation to effect a reverse stock split.  With respect to Proposal 3, to be approved a majority of the shares of common stock outstanding on the record date must vote “FOR” the proposal.  In addition, as described in more detail in Proposal 2 below, Proposal 2 is an advisory vote and non-binding.

Votes cast means the votes actually cast “FOR” or “AGAINST” a particular proposal, whether in person or by proxy.  With respect to all matters presented at the Annual Meeting except Proposal 3, abstentions and non-votes will not be deemed to be votes “cast” with respect to such matters and will not count as votes “FOR” or “AGAINST” such matter. With respect to Proposal 3, abstentions and non-votes will have the effect of an “AGAINST” vote with respect to that proposal.  Votes will be tabulated by our transfer agent subject to the supervision of the person designated by the Board of Directors as an inspector.

Special Note Regarding COVID-19: Given the public health and safety concerns related to COVID-19, we ask that each stockholder evaluate the relative benefits to them personally of in-person attendance at the Annual Meeting and take advantage of the ability to vote by proxy, as instructed on the proxy card or voting instructions that have been provided to you. If you elect to attend the Annual Meeting in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Please be advised that the Company will monitor any further developments with COVID-19 and the impact on the Annual Meeting. If the Company determines that it is not advisable to hold the Annual Meeting in person, the Company will, as promptly as possible, announce details on changes to the Annual Meeting, including by issuing a press release and posting such information on our website.

PROPOSAL 1

ELECTION OF DIRECTORS

In February 2020, in accordance with our Fourth Amended and Restated By-Laws (the “By-Laws”), our Board of Directors (“Board”) voted to reduce the number of members of our Board to no more than seven directors at the next annual meeting. In May 2020, the Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, set the board size to six, effective as of the Annual Meeting.

At the Annual Meeting, six nominees will be elected to serve on the Board until the 2021 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.  Accordingly, the Nominating and Corporate Governance Committee has recommended, and our Board has nominated, Harvey S. Kanter, Jack Boyle, Lionel F. Conacher, Willem Mesdag, Mitchell S. Presser and Ivy Ross as nominees, all of whom currently serve as members of our Board.  Effective immediately following the Annual Meeting, the terms of Messrs. Kyees, Holtzman and Mooney as directors will expire.  The Company gratefully acknowledges and thanks each of them for their years of service and dedication to our Board and to our Company.

Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Harvey S. Kanter, Jack Boyle, Lionel F. Conacher, Willem Mesdag, Mitchell S. Presser and Ivy Ross.  Although management expects all nominees to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election.  Cumulative voting is not permitted.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees.

Recommendation

Our Board recommends that you vote “FOR”

the election of the six individuals named above as directors of our Company.

The following table sets forth the names, ages as of June 19, 2020, and certain other information for each of our current directors, all terms expiring at the Annual Meeting.

Name (1)	Age	Director Since	Audit	Compensation	Nominating and Corporate Governance	Cybersecurity and Data Privacy
John Kyees, Chairman of the Board and Director	73	2010	X			C
Harvey S. Kanter, President and Chief Executive Officer and Director	58	2019
Jack Boyle, Director	52	2017			X	X
Lionel F. Conacher, Director	58	2018	X	X
Seymour Holtzman, Director	84	2000
Willem Mesdag, Director	66	2014	X	C
Ward K. Mooney, Director	71	2006	C	X
Mitchell S. Presser, Director	55	2007		X	C
Ivy Ross, Director	64	2013			X	X

C= current member and committee chairperson

X= current member of the committee

(1)

As a result of the decrease in the size of the Board, the terms of Messrs. Kyees, Holtzman and Mooney as directors will end at the Annual Meeting. Immediately after the Annual Meeting, the size of the Audit Committee will be reduced to three directors and the Board will appoint a new Chairperson and a new member.  The Compensation Committee will also be reduced to three directors.  The Board will also appoint a new Non-Executive Chairperson of the Board and Chairperson for the Cybersecurity and Data Privacy Committee immediately after the Annual Meeting.

Current Board Nominees

Set forth below is certain information regarding our current board members being nominated for re-election at the Annual Meeting, and includes information furnished by them as to their principal occupations and business experience for the past five years and certain directorships held by each director within the past five years:

Harvey S. Kanter is the President, Chief Executive Officer and a director of the Company.  Mr. Kanter joined the Company in February 2019 in a transition role as Advisor to the Acting CEO and assumed the role of President and Chief Executive Officer and a director of the Company in April 2019. Mr. Kanter has over 30 years of business experience, with an extensive background in the retail industry having served from March 2012 until June 2017 as the president and chief executive officer of Blue Nile, Inc., a leading online retailer of high-quality diamonds and fine jewelry. From March 2012 until February 2020, Mr. Kanter also served as a member of the board of directors of Blue Nile, Inc. and, from January 2014 until February 2020 as its chairman.  From January 2009 to March 2012, Mr. Kanter was the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear.  From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. Mr. Kanter served as a director and a member of the compensation committee of Potbelly Corporation, a publicly-traded company, from August 2015 until May 2019. He is also a brand ambassador for the Fred Hutch Cancer Research Institute, and is an advisory member to the Seattle University Executive MBA Program. Mr. Kanter brings an extensive knowledge of omni-channel retailing, with strong strategic and operational expertise.

Jack Boyle has been a director since August 2017.  Since February 2019, Mr. Boyle has been the global co-president of direct to consumer/omni channel for Fanatics, Inc., a market leader for officially licensed sports merchandise. Prior to that, from December 2017 to February 2019, Mr. Boyle was the co-president of North America direct to consumer/omni channel.  He originally joined the company as president of merchandising in June 2012. From February 2005 to June 2012, Mr. Boyle was the executive vice president, general merchandising manager of women’s apparel, intimate, cosmetics and accessories for Kohl’s Corporation. From October 2003 to February 2005, he served as senior vice president, divisional merchandise manager of women’s apparel for Kohl’s Corporation, vice president of junior sportswear from July 2000 to October 2003 and vice president of planning/allocation for women's apparel from December 1999 to July 2000.  From June 1990 to December 1999, Mr. Boyle held various merchandise positions, including divisional merchandise manager of women’s at May Company.  Mr. Boyle brings to the Board extensive experience in merchandising, brand management and omni-channel leadership.

Lionel F. Conacher has been a director since June 2018. From January 2011 to June 2018, Mr. Conacher was a senior advisor for Altamont Capital Partners LLC (“ACP”), a private equity firm.  Mr. Conacher left ACP on June 30, 2018 to pursue the development of a new venture capital fund, Next Ventures Management, LLC.  Mr. Conacher became managing partner of Next Ventures, GP in August 2018. Prior to joining ACP, from April 2008 until July 2010, Mr. Conacher was the president and chief operating officer of Thomas Weisel Partners, an investment bank. Additionally, Mr. Conacher served as the chairman of Wunderlich Securities, an investee company of ACP, from December 2013 until July 2017.  Mr. Conacher currently serves as a member of the board of directors for AmpHP Inc., a venture-backed human performance company.  He formerly served as a member of the board of directors of Mervin Manufacturing, a leading designer and manufacturer of snow boards and other board sports equipment and PowerDot, Inc., a consumer electronics company that markets a muscle recovery and performance tool. Mr. Conacher brings extensive financial and operational experience to the Board.

Willem Mesdag has been a director since January 2014.  Since January 2005, Mr. Mesdag has been the managing partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain in 2005, Mr. Mesdag was a partner and managing director of Goldman Sachs & Co., which he joined in 1981. Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978. He also serves on the board of Heidrick & Struggles International, Inc., a publicly-traded company.  He previously served on the boards of 3i Group plc, Cost Plus, Inc., Encore Capital Group, Inc., Nature’s Sunshine Products, Inc. and Yuma Energy, Inc., all of which are or were publicly-traded companies. Having had an extensive career in international investment banking and finance and having served on domestic and international public-company boards, Mr. Mesdag brings to the Board significant knowledge and experience related to business and financial issues and corporate governance.

Mitchell S. Presser has been a director since May 2007. Since April 2020, Mr. Presser has been a partner of Mergers + Acquisitions and Private Equity Investments at Morrison & Foerster and also serves as co-chair of the firm’s Global Corporate Department. From July 2014 until April 2020, Mr. Presser was a partner and the head of U.S. Global Transactions at Freshfields Bruckhaus Deringer LLP.  From January 2014 until July 2014, Mr. Presser was a senior advisor to Paine Schwartz Partners (formerly Paine & Partners, LLC), a private equity firm.  From November 2006 to December 2013, Mr. Presser was a founding partner of Paine & Partners, LLC.  Prior to that, Mr. Presser was a partner with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers & acquisitions.  Mr. Presser’s extensive experience in private equity and strategic planning provides valuable insight to the Board.

Ivy Ross has been a director since January 2013.  In May 2014, Ms. Ross joined Google as head of Glass and is currently a vice president, design for hardware products at Google.  From July 2011 until April 2014, Ms. Ross was the chief marketing officer of Art.com from where she oversaw the company's marketing, branding, merchandising and user-experience functions. Prior to Art.com, from June 2008 to June 2011, Ms. Ross was EVP of marketing for the Gap brand, and also acted as the creative catalyst for all brands within Gap, Inc. Ms. Ross also has held senior creative and product design positions at Disney Stores North America, Mattel, Calvin Klein, Coach, Liz Claiborne, Swatch Watch and Avon. She also has served on Proctor and Gamble’s design board since its inception.  With her industry insight and marketing expertise, Ms. Ross provides a valuable perspective to the Board as we continue to build our DXL brand.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

There are no family relationships between any of our directors and executive officers.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently comprised of nine members. In May 2020, at the recommendation of the Nominating and Corporate Governance Committee, the Board set the board size to six, effective as of the Annual Meeting, and nominated six of our current directors to serve as directors.

Our Board met six times during our fiscal year ended February 1, 2020 (“fiscal 2019”). All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which each director served. We believe that it is important for the members of the Board to attend our annual stockholder meetings. All members of the Board then in office attended our 2019 Annual Meeting of Stockholders.

Corporate Governance Highlights

We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the SEC and Nasdaq. To assist the Board in fulfilling its responsibilities, we have adopted certain Corporate Governance Guidelines (the "Governance Guidelines"). Many features of our corporate governance principles are discussed in other sections of this proxy statement, but some of the highlights are:

•	Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).
•

Board Size.  In February 2020, the Board determined that it would be in the best interests of the Company and its shareholders to reduce the size of the Board to no more than seven directors effective with the 2020 annual meeting of stockholders.

•

Majority Vote for Uncontested Director Elections.  Under our By-Laws, in an uncontested election, a majority of the votes properly cast is required for the election of our directors.  In the case of a contested election, a plurality vote will be required for the election of directors.  If a nominee for director does not receive the approval of a majority of the votes properly cast in an uncontested election, our By-Laws provide that the director will promptly tender to the Board his or her offer of resignation. The Nominating and Corporate Governance Committee of the Board will then consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation.

•

Independent Board and Committees.  The majority of our Board is comprised of independent directors. All members of our Board’s Audit, Compensation and Nominating and Corporate Governance committees are independent directors, and none receives compensation from us other than for service on our Board or its committees.

•

Independent Chairperson/Independent Lead Director. From February 2, 2017 until January 24, 2019, Mr. Kyees served as our Lead Independent Director.  On January 24, 2019, Mr. Kyees was appointed Non-Executive Chairman of the Board, replacing our Executive Chairman.  Mr. Kyees will continue to serve in that position until our Annual Meeting, at which time Mr. Kyees with retire and the Board will select a new Non-Executive Chairperson immediately after the Annual Meeting.

•

Independent Executive Sessions.  Our Board holds independent executive sessions on at least a semi-annual basis, where independent directors meet. In addition to the independent executive sessions, periodically throughout 2019, the full Board, including the Chief Executive Officer and the former Executive Chairman, would meet without management participation.

•

Stock Ownership Guidelines.  Each non-employee director is required to receive at least 50% of his or her retainer in equity, in the form of options, shares or deferred stock or any combination thereof.  The directors may also elect to receive any or all of the other 50% of his or her compensation in equity as described in this paragraph.  Pursuant to the Company’s Fourth Amended and Restated Non-Employee Director Compensation Plan, effective December 31, 2018, a director may not sell any equity received under the plan while each director is still serving on the Board without the approval of the Board.  We encourage our senior management to have meaningful ownership in our Company.  However, given that management ownership is typically measured as a multiple of salary and our current low stock price, we do not currently have any required stock ownership guidelines for members of senior management.

•

COVID-19 Measures. Due to the impact of the COVID-19 pandemic, which included temporarily closing all of our stores on March 17, 2020, in March all of our independent directors elected to suspend their director compensation for the second quarter.

•

No Hedging of Company Securities.  Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security.

•	No Stockholder Rights Plan. We do not currently have a stockholder rights plan in effect and are not currently considering adopting one.
•	Vote Required for Merger or Business Combination. A majority vote of the outstanding shares entitled to vote is needed for the stockholders to approve a merger or business combination.
•

Clawback Policy.  Our employment agreements with members of our senior management and our long-term incentive plans contain claw-back provisions that provide for remedies in the event we learn, after the senior executive is terminated by us other than for “justifiable cause,” that the senior executive could have been terminated for “justifiable cause.”  Since August 2018, we have had an Executive Incentive Pay Clawback Policy (“Clawback Policy”) that permits the Company to recover incentive-based compensation (cash and/or equity) in certain circumstances.

•

Directors Overboarding Policy. No director can serve on more than five public company boards. In addition, no director who is a named executive officer can serve on more than one public company board besides that of our Company.

Shareholder Engagement

Members of our Board and senior management regularly engage with our shareholders throughout the year and welcome their feedback on our practices and policies.

Independent Directors

A majority of the members of the Board are “independent” under the rules of the Nasdaq Global Select Market (“Nasdaq”).  The Board has determined that the following current directors are independent: Messrs. Kyees, Boyle, Conacher, Mesdag, Mooney, Presser and Ross.

Committees of the Board

Our Board has four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Cybersecurity and Data Privacy Committee.  Each committee is comprised of directors who are “independent” under the rules of Nasdaq.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) has a written charter, which can be found under “Corporate Governance– Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com. The Nominating Committee was established to perform functions related to governance of our Company, including, but not limited to, planning for the succession of our CEO and such other officers as the Nominating Committee shall determine from time to time, recommending to the Board individuals to stand for election as directors, overseeing and recommending the selection and composition of committees of the Board, and developing and recommending to the Board a set of corporate governance principles applicable to our Company. The Nominating Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The current members of the Nominating Committee are Messrs. Presser and Boyle and Ms. Ross, each of whom is “independent” under the rules of Nasdaq.  The Nominating Committee met five times during fiscal 2019.

The Board's current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Nominating Committee, and conduct inquiries it deems appropriate.  The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Nominating Committee from time to time.

While the Nominating Committee does not have a formal diversity policy for Board membership and identifies qualified candidates without regard to race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all stockholder interests on the Board.  In that regard, in considering candidates for the Board, the Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills and experience.  The Board believes that the use of these general criteria, along with the minimum qualifications listed below, will result in nominees who represent a mix of backgrounds and experiences that will enhance the quality of the Board.

At a minimum, the Nominating Committee must be satisfied that each nominee, both those recommended by the Nominating Committee and those recommended by stockholders, meets the following minimum qualifications:

•	The nominee should have a reputation for integrity, honesty and adherence to high ethical standards.
•

The nominee should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	The nominee should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees.
•

The nominee should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of ours, which includes stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all of our stakeholders.

•

The nominee should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

The current procedures to be followed by stockholders in submitting recommendations for director candidates can be found in Section 4.15 of our By-Laws.

The Nominating Committee is responsible for identifying and evaluating individuals, including nominees recommended by stockholders, believed to be qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at any annual or special meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the CEO, other executive officers, third-party search firms or any other source it deems appropriate.  The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.  The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.  Accordingly, there are no differences in the manner in which the Nominating Committee evaluates director nominees recommended by stockholders.  In identifying and evaluating candidates for membership on the Board, the Nominating Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act.  The Audit Committee is currently comprised of Messrs. Mooney, Conacher, Kyees and Mesdag.  Each of the members of the Audit Committee is independent, as independence for Audit Committee members is defined under the rules of Nasdaq.  Messrs. Mooney, Conacher, Kyees and Mesdag each qualifies as an audit committee financial expert under the rules of the SEC.  With the retirement of Messrs. Mooney and Kyees, immediately following the Annual Meeting, the Board is expected to reduce the size of the audit committee to three directors and will add a new member and appoint a Chairperson of the committee.

The Audit Committee operates under a written charter, which can be found under “Corporate Governance- Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com.

The purpose of the Audit Committee is to (i) assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community; (ii) oversee the audits of our financial statements and our relationship with our independent registered public accounting firm; (iii) promote and further the integrity of our financial statements and oversee the qualifications, independence and performance of our independent registered public accounting firm (including being solely responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent registered public accounting firm); and (iv) provide the Board and the independent registered public accounting firm, unfiltered access to each other on a regular basis. The Audit Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The Audit Committee meets at least quarterly and as often as it deems necessary in order to perform its responsibilities. During fiscal 2019, the Audit Committee met eight times.

For additional information regarding the Audit Committee, see the “Report of the Audit Committee” included elsewhere in this Proxy Statement.

Compensation Committee

The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to executive compensation.  The Compensation Committee also reviews and independently approves, or makes recommendations to the full Board, all stock-based compensation awards to our executive officers under our equity incentive plans.  The Compensation Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The Compensation Committee met eight times during fiscal 2019.  The current members of the Compensation Committee are Messrs. Mesdag, Conacher, Mooney and Presser, each of whom is “independent” under the rules of the Nasdaq. With the retirement of Mr. Mooney, the size of the Compensation Committee will be reduced to three members immediately after the Annual Meeting.

The Compensation Committee operates under a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com.

The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in the Proxy Statement is included in this Proxy Statement.  Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process.

Cybersecurity and Data Privacy Committee

The Cybersecurity and Data Privacy Committee (the “Cybersecurity Committee”) oversees the monitoring and management of cyber risk and data privacy in the Company.  The Cybersecurity Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.   The current members of the Cybersecurity Committee are Messrs. Kyees and Boyle and Ms. Ross. The Cybersecurity Committee met four times during fiscal 2019.

The Cybersecurity Committee operates under a written charter, which can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com.

Board Leadership Structure

The Board believes that the Company and its stockholders are best served by maintaining flexibility to have any director serve as Chairperson of the Board.  Under our Corporate Governance Guidelines, if the Chairperson is not independent, the Board appoints an independent Lead Director.

In January 2019, the Board voted to implement an independent Chairperson and elected Mr. Kyees, who had previously served as independent Lead Director, and replaced Mr. Holtzman, who served as our Executive Chairman from August 2014 and as our Chairman since April 2000.  With the retirement of Mr. Kyees from the Board at the Annual Meeting, the Board is expected to appoint a new independent Chairperson immediately following the Annual Meeting.

Our Board delegates substantial responsibility to its committees, including as described below. We believe that the independent committees of our Board and their chairpersons are an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of enterprise risk management. With the oversight of our full Board, our executive officers are responsible for the day-to-day management of the material risks we face. The involvement of the full Board in setting our business strategy is a key part of its oversight of risk management and in determining what constitutes an appropriate level of risk for us. The full Board receives updates from our executive officers and outside advisors regarding certain risks our Company faces, including various operating risks and corporate governance best practices. At least annually, our senior management team meets to review our identified risks and compensating controls as well as any potential new risks and, when appropriate, presents to the full Board.

In addition, our Board committees each oversee certain aspects of risk management. Our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation Committee oversees risks associated with our compensation policies and programs; our Cybersecurity Committee oversees the management of risks associated with cyber risk and data privacy issues; and our Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Our Board committees report their findings to the full Board.

Corporate Social Responsibility

At DXL, Corporate Social Compliance and Responsibility has been a focus for many years. We recognize the importance of environmental, social and governance (ES&G) issues and are diligently working to enhance and develop a platform that we can share with our stakeholders and consumers.  Our board is directly involved in the oversight of these initiatives.

Human Capital Management

Our associates are our greatest asset and we are committed to providing them a safe and healthy work environment. We are committed to inclusivity, acceptance, and equality. Since 2017, we have had a diversity and inclusion initiative called “Normalizing the Brand.” The program brings awareness to unconscious bias and focuses on ensuring the composition of our organization looks and feels like the world we live in and serve. We have policies and training in place with respect to anti-discrimination and anti-harassment, among others, and provide our associates with access to an anonymous hot-line for reporting any concerns.

Each associate is required to sign a set of policies that include, among other policies, the code of ethics, anti-harassment and procedures for raising a complaint.  Our policies also contain protection of human rights and prohibit, among other things, the use of child labor or forced, bonded or indentured labor. We aim to provide a healthy-work environment for our associates.  Our corporate office is equipped with a gym and an on-site cafeteria.

Perhaps most importantly, we promote professional and career development and mentorship programs. In 2014, our Associate Engagement & Development Committee implemented the DXLG Mentor Program, which pairs up to 20 mentees with mentors for one-year periods. In April 2016, the DXL Women’s Leadership Group was formed with a mission of “Women supporting, educating and empowering each other @ DXLG”. It started as a pilot program and quickly expanded to now include 43 female leaders, all people managers, in the corporate office and field.  In addition, for the past two years, we have presented Leadercast, a platform for leadership development content (held annually in May) and Leadercast Women (held annually in October) as a host site at our corporate headquarters.

Responsible Sourcing

We expect our values and principles to be maintained throughout our business, including our supply chain.  Our Vendor Code of Conduct defines our expectations of our suppliers, and all of our suppliers are required to agree to this code of conduct to do business with us.

With the addition of our Wholesale Business and the increase in demand on our supply chain, in fiscal 2019 we became a member of Sedex Global, a leading ethical trade service provider, to increase our social, environmental and ethical sustainability.  In fiscal 2019, we started to participate in the Sedex Ethical Trade Audit, which evaluates suppliers against a common set of Corporate Social Responsibility standards and, by the end of fiscal 2020, we expect the majority of our suppliers to have completed the audit. In addition, we are requiring our vendors to move from a “Pillar 2” audit to a “Pillar 4” level audit.  Pillar 4 audits add more extensive environmental management and business practice requirements to the existing audit.

Community Involvement

Community engagement is a key part of our culture. Since 2005, we have been a partner with St. Jude and have raised over $13 million through their Thanks and Giving program, the St. Jude Walk/Run to End Childhood Cancer as well as other campaigns that run throughout the year.   We consistently support the families of St. Jude year-round as we help St. Jude fund the “Light Microscopy Center presented by DXL”, a shared resource lab on the St. Jude campus that allows doctors and researchers to study cells within an extremely close view.

Our Workplace Environment and Community Outreach Committee administers our Volunteer Service Program and sponsors the events throughout the year, such as, clothing drives, food drives, electronics recycling event, Earth Day event. For the past 20 years, we have supported a local center for the prevention of child abuse and neglect by running an annual holiday toy drive.

Every year, we offer paid internships in our corporate office to college students providing them relevant work experience in their chosen career paths. Unfortunately, due to the COVID-19 pandemic, we had to suspend this program for the summer of 2020 but look forward to offering it again in 2021.

Environment

We seek to minimize the impact on the environment by reducing the waste we produce in connection with the manufacture, distribution and sale of our products to our customers.  We also look for ways in which our stores and our corporate office can operate in a more environmentally friendly way.  In fiscal 2019, we completed the conversion of all lighting in our corporate headquarters and distribution center to dimmable LED fixtures.  We recycle metal, plastic and white paper and approximately 95% of our corrugated material is recycled as well.  Miscellaneous trash is hauled to a “trash to energy” plant located near our corporate office.  As we replace aging HVAC or other motor-driven equipment, such as conveyors, we install energy-efficient equipment, equipped with variable frequency drives.

In addition, our two largest freight providers have implemented proactive environmental policy initiatives.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which set forth our governance principles relating to, among other things, director independence, director qualifications and responsibilities, board structure and meetings, and management succession.

A copy of the Governance Guidelines can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our corporate website, which is at https://investor.dxl.com.

Code of Ethics

We have adopted a Code of Ethics for Directors, Officers and Financial Professionals (the “Code of Ethics”). The full text of the Code of Ethics can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our corporate web site, which is at https://investor.dxl.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website.  We also have a Code of Ethics for all of our associates.  Annually, our directors and associates, including our officers, certify that they have read and are in compliance with our Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served on the Compensation Committee during fiscal 2019 was at any time during fiscal 2019 or at any other time an officer or employee of our Company.  During fiscal 2019, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board or Compensation Committee.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors.  Pursuant to the Company’s Fourth Amended and Restated Non-Employee Director Compensation Plan (the “Non-Employee Director Compensation Plan”), non-employee directors are compensated as follows:

•	each independent director receives a quarterly retainer of $30,000;
•	the Chairperson of the Board or Lead Director, as applicable, will receive a quarterly retainer of $5,000;
•	the Chairperson of the Audit Committee will receive a quarterly retainer of $2,500; and
•	the Chairperson of each other Board committee will receive a quarterly retainer of $1,250.

Directors will be required to hold equity until their termination from board service, unless an extenuating circumstance exists and the Board, in its sole discretion, approves the sale of such equity.

In January 2010, the Company established a Non-Employee Director Stock Purchase Plan to provide a convenient method for its non-employee directors to acquire shares of the Company’s common stock at fair market value by voluntarily electing to receive shares of common stock in lieu of cash for service as a director.  The substance of this plan is now encompassed within the Non-Employee Director Compensation Plan. There are 500,000 shares authorized for issuance under this plan for the sole purpose of satisfying elections to receive shares of common stock in lieu of cash for service as a director, of which 187,897 shares remain available for future issuances at February 1, 2020.  The Non-Employee Director Compensation Plan is a stand-alone plan and is not a sub-plan under our 2016 Incentive Compensation Plan (the “2016 Plan”).  Accordingly, shares issued under this plan do not reduce the shares available for issuance under the 2016 Plan.

Each non-employee director is required to receive 50% of his or her annual retainer in equity, in the form of stock options, stock or deferred shares.  Because the Non-Employee Director Compensation Plan is not a shareholder-approved plan and the acquisition of equity must be voluntary under Nasdaq rules, we cannot utilize shares under this plan to satisfy this mandated election.  Therefore, in fiscal 2019 any grants of equity to satisfy this required election were issued from the 2016 Plan.  Any voluntary election of shares, above this 50% retainer requirement, was issued from the Non-Employee Director Compensation Plan. Stock options and deferred shares were issued from the 2016 Plan.

We believe that our Non-Employee Director Compensation Plan will support our ongoing efforts to attract and retain exceptional directors to provide strategic guidance to our Company.  We believe that the total compensation that our non-employee directors receive is in line with our current peer group.

In connection with the COVID-19 pandemic, in March 2020, all non-employee directors agreed temporarily to suspend all compensation for the second quarter of fiscal 2020.

Director Compensation Table

The following table sets forth the compensation paid to our directors during fiscal 2019.  Harvey S. Kanter is not included in the following table as he is a Named Executive Officer and, accordingly, received no compensation for his services as a director.  Compensation earned by Mr. Kanter is included below in the “Summary Compensation Table.”

2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
John E. Kyees, Chairman	$72,500	$72,491	$—	$—	$144,991
Jack Boyle	$60,000	$59,997	$—	$—	$119,997
Lionel F. Conacher	$60,000	$59,997	$—	$—	$119,997
Seymour Holtzman, former Executive Chairman	$—	$—	$—	$200,000	$200,000
Willem Mesdag	$—	$124,992	$—	$—	$124,992
Ward K. Mooney	$65,000	$64,993	$—	$—	$129,993
Mitchell S. Presser	$—	$124,992	$—	$—	$124,992
Ivy Ross	$61,250	$59,997	$—	$—	$121,247

(1)

All non-employee directors are required to receive at least 50% of their annual retainer in the form of equity. For fiscal 2019, Mr. Presser elected to receive all compensation, including his retainer and chair fees, in unrestricted shares of our common stock and Mr. Mesdag elected to receive all compensation, including his retainer and chair fees, in deferred stock.  Mr. Kyees elected to receive his compensation, including his retainer, Chairman of the Board and chair fees, in a combination of 50% deferred stock and 50% cash. Messrs. Boyle, Conacher, Mooney and Ms. Ross elected to receive 50% of their retainer in unrestricted shares of our common stock and 50% in cash.  With respect to chairperson fees, Ms. Ross elected cash and Mr. Mooney elected a combination of 50% cash and 50% unrestricted shares.  The number of shares issued as payment for an earned director fee is determined by taking the director fee earned and dividing by the consolidated closing price of our common stock on the grant date.  Payments are made at the beginning of each quarter, with the grant date being the first business day of each respective quarter.

(2)	Represents the portion of each director’s compensation that was paid in the form of equity.
(3)

There were no stock option grants to any of the directors in fiscal 2019.  Each director had the following number of stock options outstanding at February 1, 2020:  Mr. Kyees: 43,648; Mr. Boyle: 15,000; Mr. Conacher: 15,000; Mr. Mesdag: 15,000; Ms. Ross: 15,000.

(4)	Mr. Holtzman received compensation from us pursuant to the Employment and Chairman Compensation Agreement. See “Former Executive Chairman Compensation” below for additional information.

Former Executive Chairman Compensation

Since August 7, 2014, Mr. Holtzman has been compensated for his services pursuant to an Employment and Chairman Compensation Agreement (“Compensation Agreement”).  Pursuant to that agreement, Mr. Holtzman has served as both an employee of the Company, reporting to the Board, and as Executive Chairman, with the duties of the Chairperson of the Board set forth in the Company’s Fourth Amended and Restated By-Laws.  The initial term of the agreement was for two years and was automatically extended for additional one-year terms.

Pursuant to the agreement, initially Mr. Holtzman was entitled to receive an annual base salary of $24,000 for his employment services and an annual compensation of $372,750 for his services as Executive Chairman.  The agreement was amended on May 25, 2017 to reduce his Executive Chairman compensation to $200,000.  On August 9, 2018, the agreement was further amended to reduce his Executive Chairman compensation to $176,000 and to provide written notification to Mr. Holtzman that the Company would not be extending the term of the agreement and, as a result, the agreement will terminate on August 7, 2020.

On January 24, 2019, the Board voted to adopt an independent Board chairperson structure and elected John Kyees as the Company’s new independent, non-executive Chairman, replacing Mr. Holtzman. Mr. Holtzman continues to serve as a director of the Company and will continue to receive his annual compensation of $176,000 as a director and an annual base salary of $24,000 for his services as an employee of the Company through August 7, 2020.

If we engage Mr. Holtzman’s services to assist us in a specific and significant corporate transaction or event, the Compensation Committee, at its discretion, has the right to grant Mr. Holtzman a bonus for his additional services.  No such bonus was granted during fiscal 2019.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides a summary of our executive compensation philosophy and programs, and discusses the compensation paid to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and other current and former executive officers who served in fiscal 2019 (collectively, our “Named Executive Officers”).

Our Named Executive Officers for fiscal 2019 were:

➢	Harvey S. Kanter, President, CEO and Director
➢	David A. Levin, former Acting CEO
➢	Peter H. Stratton, Jr., Executive Vice President, CFO and Treasurer
➢	Robert S. Molloy, Chief Administrative Officer, General Counsel and Secretary
➢	Francis C. Chane, Senior Vice President, Supply Chain and Customer Fulfillment
➢	Anthony J. Gaeta, Senior Vice President of Store Sales and Operations
➢	Brian S. Reaves, former Executive Vice President and Chief Operating Officer
➢	James S. Davey, former Executive Vice President and Chief Marketing Officer

Management Changes in 2019

Our CEO was initially hired on February 19, 2019 in a transition role as Advisor to the Acting CEO, and was appointed President, CEO and a director of the Company on April 1, 2019.  Prior to Mr. Kanter’s appointment, Mr. Levin served as Acting CEO from January 1, 2019 until April 1, 2019.  See “Employment Agreements” below for discussion regarding Mr. Kanter’s employment agreement and the terms of Mr. Levin’s service as Acting CEO.

COVID-19 Update

While this CD&A discussion primarily relates to compensation paid to our executives during fiscal 2019, the COVID-19 pandemic has impacted recent decision-making by the Compensation Committee.  As part of our commitment to cost containment in mitigation of the COVID-19 pandemic impact on our business, in April 2020, Messrs. Kanter, Stratton, Molloy, Chane and Gaeta each took a temporary 20% reduction in their respective base salaries. Each of the other members of the management team, down to the director level, took a temporary reduction in their base salaries ranging from 10% to 20%.  The Compensation Committee approved the payout of awards in March 2020 for amounts earned under the 2019 AIP.  Because of the COVID-19 pandemic, the closure of all of our stores on March 17, 2020 and the uncertainty regarding the recovery period, the Compensation Committee has not yet established an AIP for fiscal 2020.  The Compensation Committee has not made any adjustments to any existing targets under the 2018-2020 LTIP or 2019-2021 LTIP.

In June 2020, the Compensation Committee approved the 2020-2022 LTIP and granted time-based compensation in a combination of 50% cash and 50% stock options, to be earned through April 1, 2024.  Given the continued uncertainty regarding the COVID-19 pandemic and the short-term and long-term impact it may have on consumer spending, the Compensation Committee established one performance metric for the 2020-2022 LTIP: “Three-Year Relative Total Shareholder Return” as compared to the Company’s 2020 proxy peer group as discussed below.  The Compensation Committee believes this performance metric, which is consistent with our 2018-2020 LTIP, and the issuance of stock options under the time-based portion of the 2020-2022 LTIP, appropriately aligns management with the interests of our stockholders.  The Compensation Committee also granted Mr. Kanter a stock option to purchase up to 450,000 shares of common stock, at an exercise price of $0.64 per share, which will vest in three equal installments, with the first tranche vesting on June 10, 2021, the second tranche on April 1, 2022 and remaining tranche on April 1, 2023. In approving the award, the Compensation Committee, in consultation with Segal Consulting, determined that it was important to preserve continuity of leadership through the COVID-19 pandemic and the uncertain recovery period, and accordingly to provide Mr. Kanter with a long-term equity incentive that aligns his interests with those of our stockholders. The Compensation Committee will continue to evaluate the impact of COVID-19 in relation to the financial performance of the Company and therefore on executive compensation, during this unprecedented time.

In addition, in March 2020, the non-employee directors suspended their compensation for the second quarter of fiscal 2020.  The Board of Directors met telephonically with management on a weekly basis as we continued to navigate through this pandemic.  As of June, these meetings have transitioned to bi-weekly.

Fiscal 2019 Financial Highlights

Fiscal 2019 was a year of significant transformation for the Company.  The Company realigned its management team and exited an unprofitable line of business with the closure of the Company’s Rochester division.  The Company also completed its first full year with our new wholesale business, invested in new CRM and data analytics capabilities, and converted 14 Casual Male stores to the DXL format.

The Company’s performance in fiscal 2019 resulted in an improved balance sheet, with reduced inventory and a reduction in our total debt. Total sales for fiscal 2019 increased slightly to $474.0 million, principally driven by the growth from the Company’s wholesale business.  Our retail segment had a comparable sales increase of 0.1%, driven primarily by the growth in our direct business, and offset by a decrease in store sales from a decline in traffic as well as from the closing of our Rochester Clothing stores.

Although our total sales from our retail segment were less than expected during fiscal 2019, we effectively managed our gross margin and reduced our selling, general and administrative (SG&A) expenses, which contributed to our improved operating results.  Our net loss for fiscal 2019 was $(0.16) per diluted share as compared to a net loss of $(0.28) per diluted share in fiscal 2018. Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, impairment charges, exit costs associated with London operations, CEO transition costs and corporate restructuring, was $23.5 million in fiscal 2019 as compared to $27.4 million in fiscal 2018.

Please see “Appendix C -Non-GAAP Financial Measure” for a reconciliation of adjusted EBITDA to its GAAP measure.

Fiscal 2019 Executive Compensation Highlights

We believe that the compensation earned by our Named Executive Officers in fiscal 2019 is aligned with the performance of the Company, and reflects that, although there was improvement in the financial results of the Company, overall results for the year were below expectations.  As a result, total compensation earned by our Named Executive Officers in fiscal 2019 decreased when compared to fiscal 2018.  The decrease in compensation reflects a reduced payout under the Company’s 2019 AIP and a shift in the time-based compensation under the 2019-2021 LTIP from 100% equity to a combination of 50% equity and 50% cash.  In addition, because of the switch in fiscal 2018 from a two-year LTIP to a three-year LTIP, there was no opportunity in fiscal 2019 to receive any performance-based LTIP payouts.

The following table shows total compensation earned for those Named Executive Officers who were serving at the end of fiscal 2019 as compared to fiscal 2018, as applicable:

	Total Compensation (1)			Total Realized Pay (2)
Named Executive Officer	Fiscal 2019	Fiscal 2018 (3)	% Change	Fiscal 2019	Fiscal 2018 (3)	% Change
Harvey S. Kanter	$3,164,067	$-	-	$1,222,093	$-	-
Peter H. Stratton, Jr.	$588,245	$821,669	(28.4)%	$639,910	$728,432	(12.2)%
Robert S. Molloy	$533,245	$711,069	(25.0)%	$583,951	$622,366	(6.2)%
Francis C. Chane	$419,423	$-	-	$452,612	$-	-
Anthony Gaeta	$408,405	$-	-	$433,128	$-	-

(1)

Total compensation reflects amounts as reported in the “Summary Compensation Table”, which for Mr. Kanter includes the fair value of $1.6 million for one-time, sign-on awards granted in connection with his hiring.

(2)

Total realized pay is calculated as total compensation per the “Summary Compensation Table” minus the value of equity awards granted, as reported in the “Stock Awards” column of that table, plus the value of any options exercised or stock awards that vested, as reflected in the “Option Exercises and Stock Vested” table for each of the respective years. For fiscal 2019 realized pay, the vested stock awards which are included related to the 2016-2017 LTIP, 2017-2018 LTIP and 2018-2020 LTIP.

(3)

Mr. Kanter joined the Company on February 19, 2019 and therefore had no fiscal 2018 compensation. There is no comparable salary information for Messrs. Chane and Gaeta because they only became named executive officers in fiscal 2019.

Executive Compensation Philosophy and Objectives

Our Compensation Committee is responsible for establishing, implementing and monitoring adherence to the Board’s compensation philosophy, which is to ensure that executive compensation is fair, reasonable, competitive and consistent with the interests of the Company’s stockholders.

The Compensation Committee believes that an effective executive compensation program will:

•	Attract, retain and engage the executive talent the Company requires to perform in line with the Board’s expectations;
•	Recognize and reward the achievement of specific annual and long-term performance goals through a combination of cash and stock-based compensation; and
•	Align the Company’s executives’ interests with those of its stockholders.

When reviewing compensation, the Compensation Committee emphasizes Direct Compensation.  Direct Compensation consists of total cash compensation (base salary and annual performance-based cash incentive awards) plus long-term incentive awards, which are primarily stock-based.  Every year, we assess the effectiveness of our compensation plans with the goal of strengthening our overall compensation program as appropriate, including by adjusting performance metrics to ensure that compensation is aligned with performance that drives stockholder value.  We also compare our performance metrics to those used by our peers, and take into consideration the recommendations of proxy advisory services.

Key Features of Our Executive Compensation Program

We believe that the Company’s executive compensation program includes key features that align the compensation for our executive officers with the interests of our stockholders.

What We Do	What We Don’t Do
✓ Focus on performance-based pay	✘ No re-pricing of underwater options
✓ Balance short-term and long-term incentives	✘ No hedging of Company stock
✓ Use multiple targets for performance awards	✘ No tax gross-up on severance payments
✓ Provide executives with very limited perquisites	✘ No active supplemental executive retirement plan
✓ Require “double-trigger” change-in-control provisions
✓ Maintain a “clawback” policy covering incentive cash and equity programs
✓ Seek to mitigate undue risk in compensation plans
✓ Utilize an independent compensation consultant

Use of Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in carrying out its duties, including the review of compensation of our Named Executive Officers. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

The Compensation Committee periodically consults with Segal, formerly Sibson Consulting, an independent firm that specializes in benefits and compensation, with respect to the structure and competitiveness of the Company’s executive compensation program compared to its proxy peer group. The Compensation Committee has assessed Segal’s independence, and has concluded that no conflict of interest exists with respect to the services that it performs.  In early fiscal 2018, the Compensation Committee engaged Segal to evaluate CEO compensation in connection with its search for a new CEO and in early 2019 to evaluate the compensation of our other NEOs in comparison to the same proxy peer group.  The Compensation Committee also consulted with Segal in August 2019 to evaluate the Company’s long-term incentive program, including its mix of equity and cash.

Fiscal 2019 Target Compensation

CEO Compensation.  The Compensation Committee is responsible for determining the target compensation of our CEO.  Working with Segal, the Compensation Committee compared each element of the CEO’s Direct Compensation (base salary, annual incentive plan and long-term incentive compensation) to published survey data and data from the Company’s peer group. The Compensation Committee’s objective is that total target compensation should approximate the median target compensation of the Company’s peer group.  In developing the compensation package for our current CEO, the Compensation Committee placed additional weight on the performance pay, by increasing the participation rate in the long-term incentive plan, and, as part of his compensation package, Mr. Kanter received a significant, sign-on performance stock unit award (“PSU”) tied directly to the Company’s stock price.

Other Named Executive Officers.  Our CEO is primarily responsible for determining the compensation paid to our other Named Executive Officers, subject to the review and approval of the Compensation Committee.  Our other Named Executive Officers are provided with a competitive base salary and an opportunity to earn performance awards each year, which are driven by our overall financial targets.  In May 2019, Segal completed a review of the compensation paid to our other Named Executive Officers, and reported that compensation was within the median (or 50% percentile) of the Company’s 2018 proxy peer group. See “Compensation Components and Fiscal 2019 Compensation Decisions”.

Our Peers

When determining peer companies for use in reviewing and establishing compensation for our Named Executive Officers, we focus primarily on public companies within the specialty retail apparel business with similar revenue and/or market capitalization.  The companies in the fiscal 2019 peer group were:

•	Boot Barn Holding, Inc.	•	Duluth Holding, Inc.	•	Tilly’s Inc.
•	Build-A-Bear Workshop, Inc.	•	Francesca’s Holding Corp.	•	Vera Bradley
•	Cato Group	•	Kirkland’s, Inc.	•	Vince Holding Corp.
•	Christopher & Banks	•	Movado Group	•	Zumiez, Inc.
•	Citi Trends	•	Sportsman’s Warehouse
•	Destination Maternity	•	Tile Shop Holdings

For fiscal 2020, we updated our peer group to remove Destination Maternity, due to bankruptcy, and add Retailwinds, Inc.

In order to develop an appropriate peer group, we consider companies with a range of revenues, assets and market capitalizations that may differ from those included by independent analysts such as Institutional Shareholder Services (ISS).  When we reviewed our 2019 peers, we fell just below the median of the revenues and assets of our peer group.  Our market capitalization was considered in developing our peer group, but due to the fact that our stock is so thinly traded, more weight was given to the revenue and assets. We do so because we believe that companies doing business in specialty retail markets with omni-channel distribution models provide a better benchmark for total shareholder return.  An independent analyst may include a company that falls within the same Standard & Poor’s GICS code with similar revenue and market capitalization but with a different business model, business risks, geographic locations, customer base and industry traffic trends and which, consequently, may have nothing in common with our Company.  For example, a company that owns automotive dealerships is within the same GICS code as our Company, but clearly has a distinctively different business model and is not affected by the same trends that affect specialty retail apparel.

Say-on-Pay

At our 2017 Annual Meeting, stockholders voted on a non-binding advisory proposal as to the frequency with which we should conduct an advisory vote on executive compensation (a "say-on-pay proposal").  At that meeting, and in accordance with the recommendation of our Board, 95.6% of votes cast voted for the “one-year” frequency for advisory votes on executive compensation.  We intend to hold such vote every year, until the next “say-on-pay” frequency vote, which will not be until our 2023 Annual Meeting.

At our 2019 Annual Meeting, stockholders had an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in the 2019 Proxy Statement.  Of the votes cast on the say-on-pay proposal, 91.7% voted in favor of the proposal. The Compensation Committee considered the results of the 2019 advisory vote and believes that it affirms support of our stockholders for our approach to executive compensation, namely to align short- and long-term incentives with the Company’s financial performance.  We will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for our executive officers.

Risk Assessment/Clawback

We believe that our compensation programs do not provide incentives for unnecessary risk taking by our employees. Our employment agreements with each of our Named Executive Officers include a “clawback” provision that permits us to demand full repayment of certain amounts paid to the executive in the event we learn, after the executive’s termination, that the executive could have been terminated for “justifiable cause.”  In addition, in August 2018, our Compensation Committee approved the Executive Incentive Pay Clawback Policy (“Clawback Policy”) that would allow the Company to recover all Excess Incentive-Based Compensation, as defined in the Clawback Policy, from each Executive who willfully committed an act of fraud, dishonesty, or recklessness that contributed to any error or noncompliance that results in a financial restatement. Incentive-Based Compensation includes all cash and equity awards.

Our emphasis on performance-based annual and long-term incentive awards is also designed to align executives with preserving and enhancing shareholder value. Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on our Company.

Compensation Components and Fiscal 2019 Compensation Decisions

We believe that our executive compensation policies and practices appropriately align the interests of our executives with those of our stockholders and emphasize the shared responsibility of our executive officers for the Company’s financial performance. Accordingly, the compensation of our Named Executive Officers is heavily weighted toward “at-risk” performance-based compensation.

The primary components of compensation for our Named Executive Officers include base salary (“fixed compensation”), annual performance-based cash incentives and long-term incentives (“at-risk compensation”). The annual weight of each component leads to the following allocation of potential compensation that each executive can earn.

* The above target compensation for the CEO does not reflect the value of Mr. Kanter’s sign-on awards granted in connection with his hiring, which included a PSU award aligned with long-term stockholder growth.

The components of executive compensation are as follows:

•	Base salary

Base salary represents the fixed component of an executive’s annual compensation.  In order to attract and retain top executive talent, we believe that it is important that our base salary be competitive, generally at or near the median of our industry peers.

Base salaries are reviewed annually and adjustments are influenced by the Company’s performance in the previous fiscal year and the executive’s contribution to that performance. The executive’s performance is measured by various factors, including, but not limited to, achievement of specific individual and department goals.  Additionally, adjustments may consider an individual’s promotion that may have occurred during the fiscal year, and any modifications in the individual's level of responsibility.

The Compensation Committee expects the CEO’s base salary to be at or near the peer group median, and to approximate 25%-33% of his target Direct Compensation.  Our CEO determines the base salary of our other Named Executive Officers, subject to the review and approval of the Compensation Committee, and targets the median of the peer group and published industry compensation surveys.

For fiscal 2019, Messrs. Chane and Gaeta received merit increases of 1.8% and 3.5%, respectively, to bring their base salaries to $290,000 and $295,000, respectively.  There were no other adjustments to the base salaries of our other Named Executive Officers.  Our CEO’s base salary was negotiated as part of his employment agreement.

•	Performance-based Annual Incentive Plan

The Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should tie directly to our Company’s financial performance.  Our Fourth Amended and Restated Annual Incentive Plan (“AIP”) provides for an annual performance-based cash incentive for all executives as well as certain non-executive employees.

2019 AIP

On May 1, 2019, the Compensation Committee established financial and operating performance metrics for grants under the 2019 AIP.  The performance targets included Corporate targets (Sales and Adjusted EBITDA), departmental targets for Store Operations, Marketing & Digital, and Merchandise/Planning and Allocation, as well as discretionary personal goals.  Because Mr. Kanter had only recently assumed the position of President and CEO, the Compensation Committee felt it was necessary to decrease the number of Corporate targets for fiscal 2019 as compared to previous years and to focus on Sales and Adjusted EBITDA to allow Mr. Kanter the flexibility to implement or modify any business initiatives without rendering other targets under the 2019 AIP irrelevant.

Shortly after assuming his position as President and CEO, Mr. Kanter, working with senior management, evaluated and developed a strategic plan, specifically focused on our marketing and digital platforms in driving greater customer engagement. Senior Management began to implement many initiatives, which included a realignment of the marketing team and a shift in our marketing and digital strategy, expecting much of the benefit of the restructuring to be recognized long-term. In light of the strategic plan developed by Mr. Kanter and the subsequent approval by the Board in August 2019 of the revised strategic plan, the Compensation Committee reconsidered the 2019 AIP and approved modifications to the previously-established targets to align with the revised strategic plan but did not change any of the metrics. In doing so, the Compensation Committee considered the Company’s performance through the end of the second quarter in relation to the previously-established targets and determined that, as of that date, no payout under the previously-established targets was probable.  The Compensation Committee also modified the threshold and maximum limits in which the achievement of the financial metric targets would be met.  In addition, because the 2019 AIP was being modified in August, the Compensation Committee determined that, solely with respect to the portion of any payout earned for achievement of the Corporate targets under the plan, including departmental goals, such portions of the payout would be reduced by 50%. The Compensation Committee believed that it was possible, with an approximate 50% probability, to meet or exceed each of the adjusted targets.

The Company’s Corporate metrics for the 2019 AIP included Sales and Adjusted EBITDA and represented 80% of the AIP for Messrs. Kanter, Stratton, Molloy, Chane, Levin and Reaves, and 40% of the AIP for Messrs. Gaeta and Davey. Messrs. Gaeta and Davey had specific departmental goals representing 40%.  Discretionary personal goals represented the remaining 20% for each Named Executive Officer.  These discretionary goals were pre-established and were an important component to the success of our strategic goals.  For fiscal 2019, Mr. Kanter’s target participation in the AIP was at 100% of his annual salary, on a prorated basis, Messrs. Stratton, Reaves and Davey participated at 55% of their respective salaries, and Messrs. Molloy, Chane and Gaeta participated at 40% of their respective salaries.

The 2019 AIP performance metrics and actual results against these metrics were as follows:

	Metric	Award % Attributable to Target for NEOs except Mr. Gaeta	Award % Attributable to Target for Mr. Gaeta	Minimum/Maximum Potential Payout	2019 Target	2019 Actual (1)	Payout % earned(2)
Corporate Target 1	Sales (excludes wholesale segment)	40.0%	20.0%	100% payout at target, with 50% payout at 99.0% of target and 150% payout at 100.8% of target, with the exception of Mr. Kanter who was eligible for maximum payout of 200% at 100.8% of target.	$466.8 million (3)	$461.5 million	-
Corporate Target 2	Adjusted EBITDA	40.0%	20.0%	100% payout at target, with 50% payout at 96.0% of target and 150% payout at 102.2% of target, with the exception of Mr. Kanter who was eligible for a maximum payout of 200% at 102.2% of target.	$22.4 million (4)	$23.5 million	30.0% (40% for Mr. Kanter and 15% for Mr. Gaeta)
Personal Target 3	Discretionary – Personal Goals	20.0%	20.0%

Discretionary, at target, based upon individual performance, as evaluated by the CEO (except with respect to the CEO whose individual performance will be evaluated by the Compensation Committee).  Participants were eligible to receive a discretionary award up to 30%, with the exception of Mr. Kanter who was eligible to receive a discretionary award up to 40%. (5)

					Varies by NEO	Varies by NEO	15.0%-30.0%
Departmental Goals, if applicable	Store Operations	-	40.0%

Includes 10% for DXL store productivity spread; 10% for universe comparable %, 10% for capture rates and 10% for customer counts.  Except for customer counts, the Company does not publicly disclose many of these statistics.

					Not publicly disclosed: Capture rate Store productivity Universe comp Customer counts: 1,655,000	Customer counts: 1,541,113	Capture rate: 7.0% No other metrics achieved
(1)

As permitted under the AIP and approved by the Compensation Committee, fiscal 2019 actual results were adjusted to exclude certain revenues, expenses and cash flows, which were not considered in the establishment of the Company’s 2019 targets, including its wholesale business, exit costs associated with London operations, CEO transition costs and any impairment of assets.

(2)	As discussed above, the payouts earned for the achievement of the Corporate metrics and the departmental goals were reduced by 50% to reflect the mid-year adjustment in the 2019 AIP.
(3)

The sales target for fiscal 2019 was lower than the actual sales of $470.9 million for fiscal 2018 because it reflected our intention to exit all of the Rochester Clothing stores during fiscal 2019 and also reflected the decrease, and trend, in sales experienced in the first half of fiscal 2019.

(4)

The Adjusted EBITDA target for fiscal 2019 was lower than the actual Adjusted EBITDA target for fiscal 2018 because it reflected: the decrease in Adjusted EBITDA that was experienced in the first half of fiscal 2019; a decrease related to the annual gain previously recognized from the sale-leaseback that was eliminated due to the adoption of ASC 842, Leases and additional expenses approved by the Board in August 2019 related to the change in strategy.

(5)

Personal goals are part of the Company’s annual performance review.  At the start of the fiscal year, each associate, including each of our Named Executive Officers, develops his/her “SMART” goals, each containing a quantifiable measure, which are approved by the CEO.  The discretionary component of the 2019 AIP was awarded based on the achievement of these goals.  The personal goals for Messrs. Molloy, Chane and Gaeta consisted of a combination of quantifiable goals specific to their respective corporate function.  The personal goals for our CFO were quantifiable and were primarily tied to managing and reducing selling, general and administrative expenses and managing EBITDA performance.  Our CEO’s personal goals were primarily tied to the overall financial performance of the Company, realigning the management team and infrastructure to achieve identified initiatives.

As a result of achieving certain performance targets for fiscal 2019, as shown above, in March 2020 the Compensation Committee approved, subject to the completion of the audited financial statements, cash bonus payouts to our NEOs as follows:

Named Executive Officer	Payout at Target	Total Payout %	Payout $
Harvey S. Kanter (1)	$621,923	70%	$435,346
Peter H. Stratton, Jr.	$217,250	50%	$108,625
Robert S. Molloy	$150,000	50%	$75,000
Francis C. Chane	$115,346	55%	$63,440
Anthony J. Gaeta	$116,692	37%	$43,176

(1)	Mr. Kanter participated in the 2019 AIP on a pro-rated basis, with an effective date of participation date of April 1, 2019, when he was appointed President and CEO.

Pursuant to the transition agreement with Mr. Levin, he was entitled to participate in the 2019 AIP at 100% of his annual salary based on the actual achievement of the Corporate goals. Upon Messrs. Reaves and Davey’s respective terminations of employment, pursuant to the AIP, each received as part of their severance a pro-rated payout of the 2019 AIP based on their earnings and the Company’s then-current estimate of the achievement of the respective performance targets as of their termination date.  According Messrs. Levin, Reaves and Davey received the following cash payouts under the terms of the 2019 AIP:

Named Executive Officer	Payout $
David A. Levin	$243,360
Brian S. Reaves (1)	$38,214
James S. Davey (2)	$10,374

(1)	Mr. Reaves received a pro-rated cash payout of his 2019 AIP based on his actual earnings through the date of his termination and the then estimated achievement of achieving the Corporate goals.
(2)

Mr. Davey’s termination occurred prior to the approval of the adjusted AIP targets in August 2019, and therefore, his pro-rated cash payout was based on his actual earnings through the date of his termination and the then-estimated achievement of achieving the original Corporate and departmental goals.

•	Long-term incentive plans

The Company’s long-term incentive plans are designed to ensure that the interests of our executives are aligned with those of our stockholders to create sustainable shareholder value and to promote executive retention.

In 2018, the Compensation Committee approved the Second Amended and Restated Long-Term Incentive Plan, as further amended in October 2018, which among other things, extended the performance period to three years, beginning with grants in fiscal 2018. Due to the change in the LTIP from two to three years, there was no opportunity to earn performance awards during fiscal 2019.  The following is a summary of the two LTIPs in effect during fiscal 2019:

Summary of LTIPs	2018-2020		2019-2021
Effective date	October 24, 2018		August 7, 2019
Performance period	3yrs		3yrs
End of Performance Period	January 30, 2021		January 29, 2022
Target cash value	Annual Salary * Participation Rate		Annual Salary * Participation Rate
	Time-Based	Performance-Based	Time-Based	Performance-Based
Allocation of Target Cash Value	50%	50%	50%	50%
Award type	at effective date: 50% RSUs 50% Cash	RSUs, when earned	at effective date: 100% RSUs	RSUs, Cash or a combination thereof, when earned
Vesting period	25% October 24, 2019 25% April 1, 2020 25% April 1, 2021 25% April 1, 2022	any award earned subject to additional vesting through August 31, 2021	25% August 7, 2020 25% April 1, 2021 25% April 1, 2022 25% April 1, 2023	any award earned subject to additional vesting through August 31, 2022

Performance Targets:	Target:	Min/Max Payout:	Target:	Min/Max Payout:
Target 1	3-yr. average Adjusted EBITDA margin (75% weight) (1)	100% payout at target, with 50% payout at 85.7% of target and 150% payout at 114.3% of target	3-yr. average Adjusted EBITDA margin (50% weight) (1)	100% payout at target, with 50% payout at 94.6% of target and 150% payout at 107.1% of target
Target 2	3-yr. relative total shareholder return as compared to 2018 disclosed proxy peers (25% weight) (2)	100% payout at target (2nd quartile), with 50% payout (3rd quartile) and 150% (1st quartile). No payout in the 4th quartile.	3-yr. Stacked Retail Comp (50% weight)	100% payout at target, with 50% payout at 74.4% of target and 150% payout at 138.5% of target

(1)

EBITDA will be adjusted to exclude certain revenues, expenses and cash flows, which were not considered in the establishment of the Company’s targets, including its wholesale business (“Adjusted EBITDA”).  Adjusted EBITDA margin will then be calculated by taking the Adjusted EBITDA for the three-year performance period and dividing by the Company’s total sales over the three-year performance period.  While Adjusted EBITDA is also a metric used in our AIP, we believe that Adjusted EBITDA is the best measure of both our annual and long-term results.

(2)

For the Company and each of its 2018 disclosed proxy peers, the three-year relative total shareholder return will be calculated as the percentage change in the 30-day trailing volume-weighted average closing stock price at February 2, 2018 and January 29, 2021, adjusted for any dividends received.

At the time of establishing the performance targets, the Compensation Committee believed that the above metrics reflected the Company’s primary objective of returning to profitability and driving shareholder return.  We will disclose our targets under the LTIPs once the respective performance periods have ended.  In light of the COVID-19 pandemic, the ability to achieve the performance metrics under both of these LTIPs has been significantly impacted. If appropriate, the Compensation Committee may determine in the future to modify or amend the targets to take into consideration the business interruption caused by COVID-19.  However, no changes are currently anticipated until the Company can better quantify the impact of COVID-19 on the Company’s business as well as the U.S. economy.

The following table illustrates the components of the LTIPs with the respective vesting dates, illustrating that the time-based portion of the LTIP acts as a retention tool:

		% of	Vesting of Awards by Fiscal Year:
Approval date	Performance Period	total award	Fiscal 2019	Fiscal 2020	Fiscal 2021	Fiscal 2022	Fiscal 2023
10/24/2018	2018-2020 LTIP
	Time-Based Awards, vests April 1*, subject to forfeiture	50%	25%	25%	25%	25%	—
	Performance-Based Awards- vests August 31, if achieved	50%	—	—	100%	—	—

8/7/2019	2019-2021 LTIP
	Time-Based Awards, vests April 1*, subject to forfeiture	50%	—	25%	25%	25%	25%
	Performance-Based Awards- vests August 31, if achieved	50%	—	—	—	100%	—

(1)	The first tranche of time-based awards vest on the later of April 1 following the end of the first year of the performance period or one year from the date of grant, whichever is later.

•	Discretionary Cash and Equity Awards

In particular circumstances, we may utilize cash signing bonuses and equity-based awards when certain employees join the Company.

In connection with his hiring, Mr. Kanter was awarded two sign-on awards: (1) a grant of 720,000 PSUs, with a grant-date fair value of $1.0 million, and (2) a grant of 240,000 RSUs, with a grant-date fair value of $0.6 million.  The PSUs vest in installments when the following milestones are met: one-third of the PSUs vest when the trailing 90-day VWAP is $4.00, one-third of the PSUs vest when the VWAP is $6.00 and one-third when the VWAP is $8.00.  All PSUs will expire on April 1, 2023 if no performance metric is achieved.  The RSUs are time-based awards that vest ratably over four years, with the first tranche vesting on April 1, 2020.

With the exception of the grant of equity awards to Mr. Kanter in connection with his hiring and a $10,000 bonus to Mr. Gaeta related to the successful roll-out of our “Save the Sale” initiative, there were no discretionary cash or equity awards granted to our Named Executive Officers in fiscal 2019.

•	Other Compensation

In addition to our life insurance programs available to all of our employees, we paid the insurance premium for an additional $2.0 million life insurance policy for Mr. Levin to the benefit of his designated beneficiaries.  That policy was surrendered on January 15, 2020.

We offer our senior executives, including our Named Executive Officers, supplemental disability insurance and long-term care and pay a portion of the premiums, which we do not do for our other employees.

Our Named Executive Officers also receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to all of our eligible employees.

After six months of service with us, all of our employees, including our Named Executive Officers, are eligible to participate in our 401(k) Plan, and after one year of employment are eligible for a Company match.  In May 2018, in connection with our cost reduction initiatives, employer contributions to the 401(k) Plan were suspended, effective July 1, 2018 until December 31, 2019.  As a result, there were no employer contributions to the 401(k) in fiscal 2019.

We have employment agreements with our CEO and all of our other Named Executive Officers.  Upon termination of employment, each executive is entitled to receive severance payments under his or her employment agreement(s) and under the Company’s incentive programs in the event of a termination without justifiable cause.  These employment agreements and incentive programs, as they relate to terminations, are discussed in detail below in the section “Employment Agreements” following the “Summary Compensation Table.”  Our employment agreements do not contain any tax gross-ups pursuant to Section 280(g) of the Internal Revenue Code.

•	Tax Implications

The Tax Cut and Jobs Act of 2017 (“Tax Act”), among other things, repealed the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended.  In addition, the Tax Act expanded the group of officers whose compensation is subject to the Section 162(m) deduction limitations. Accordingly, the $1.0 million deduction limitation now applies to (i) anyone serving as the Company’s Chief Executive Officer or Chief Financial Officer at any time during the taxable year, (ii) the top three other highest compensated executive officers of the Company serving at the end of the taxable year and (iii) any individual who had been a covered employee for any taxable year of the Company that started after December 31, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Willem Mesdag, Chairman
Lionel F. Conacher
Mitchell S. Presser
Ward K. Mooney

Summary Compensation Table.  The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by us with respect to our "Named Executive Officers" for fiscal 2019.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Harvey S. Kanter	2019	$671,923	—	$1,941,974	—	$435,346	$114,824	$3,164,067
President and Chief Executive Officer

David A. Levin	2019	$739,440	—	—	—	$243,360	$594,043	$1,576,843
Former President and Chief Executive	2018	$811,200	—	$506,998	—	$867,173	$258,418	$2,443,789
Officer and former Acting CEO	2017	$826,800	—	$515,923	—	$285,246	$37,351	$1,665,320

Peter H. Stratton, Jr.	2019	$395,000	—	$69,123	—	$108,625	$15,497	$588,245
Executive Vice President, Chief	2018	$395,000	—	$169,307	—	$232,240	$25,122	$821,669
Financial Officer and Treasurer	2017	$384,038	—	$158,496	—	$52,997	$24,722	$620,253

Robert S. Molloy	2019	$375,000	—	$65,625	—	$75,000	$17,620	$533,245
Chief Administrative Officer,	2018	$366,346	—	$161,434	—	$156,650	$26,639	$711,069
General Counsel and Secretary	2017	$351,635	—	$152,642	—	$48,526	$26,893	$579,696

Francis C. Chane	2019	$288,365	—	$50,749	—	$63,440	$16,869	$419,423
Senior Vice President, Supply Chain
and Customer Fulfillment

Anthony J. Gaeta	2019	$291,730	$10,000	$51,625	—	$43,176	$11,874	$408,405
Senior Vice President,
Store Sales and Operations

Brian S. Reaves	2019	$375,000	—	$87,499	—	—	$301,605	$764,104
Former Executive Vice President and	2018	$432,692	—	$201,248	—	$254,401	$100,648	$988,989
Chief Operating Officer	2017	$325,000	—	$133,560	—	$44,850	$26,702	$530,112

James S. Davey	2019	$233,654	—	—	—	$—	$282,029	$515,683
Former Executive Vice President and	2018	$403,269	—	$328,147	$150,000	$190,303	$11,888	$1,083,607
Chief Marketing Officer

(1)

The amounts reflect the fair value, as of grant date, of awards computed in accordance with FASB ASC Topic 718, and not the actual amounts paid to or realized by the Named Executive Officers during the applicable fiscal year.  The fair value of performance-based awards, based on a market condition, was determined as of the date of grant using a Monte-Carlo valuation model and the fair value of stock option awards were estimated as of the date of grant using a Black-Scholes valuation model. Additional information regarding the assumptions used to estimate the fair value of all awards is included in Note A and Note I to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

(2)	See table “Stock Awards” below for a breakdown of 2019 amounts reflected in this column.

The amount shown in the Option Award column for fiscal 2018 represents the fair value, as of grant date, of a sign-on award of stock options to Mr. Davey, which were forfeited in connection with his termination of employment.

The fair value associated with the performance-based component of the equity awards under the 2019-2021 LTIP was determined based on the probable outcome of the performance conditions as of the service-inception date.  Because the achievement of the performance targets under the 2019-2021 LTIP was not deemed probable as of the service-inception date, no value was attributed to the performance-based portion of these awards.  Mr. Levin was not eligible to participate in the 2019-2021 LTIP and Mr. Davey was not employed by the Company when the plan was approved. The following reflects the fair values of the performance-based equity portion of the 2019-2021 LTIP assuming the highest level of performance conditions will be achieved for each of the Named Executive Officers:

Harvey S. Kanter	$468,563
David A. Levin	$—
Peter H. Stratton, Jr.	$103,688
Robert S. Molloy	$98,438
Francis C. Chane	$76,125
Anthony J. Gaeta	$77,438
Brian S. Reaves	$131,250
James S. Davey	$—
(3)	Represents cash awards earned under the Company’s AIPs for each respective year.
(4)	See table “All Other Compensation” below for a breakdown of 2019 amounts reflected in this column

The following table provides a breakdown of the amounts in 2019 in the “Stock Awards” column of the Summary Compensation Table above:

Name	2019-2021 LTIP (1)	Sign-on Performance Stock Units (2)	Sign-on RSU Award (3)	Total Stock Awards
Harvey S. Kanter	$312,374	$1,029,600	$600,000	$1,941,974
David A. Levin	$—	$—	$—	$—
Peter H. Stratton, Jr.	$69,123	$—	$—	$69,123
Robert S. Molloy	$65,625	$—	$—	$65,625
Francis C. Chane	$50,749	$—	$—	$50,749
Anthony J. Gaeta	$51,625	$—	$—	$51,625
Brian S. Reaves	$87,499	$—	$—	$87,499
James S. Davey	$—	$—	$—	$—
(1)

Represents the grant of time-based RSUs issued under the 2019-2021 LTIP, which will vest in four tranches with the first 25% vesting on August 7, 2020 and the remaining tranches vesting on April 1, 2021, April 1, 2022 and April 1, 2023.  The award to Mr. Reaves was forfeited in connection with his termination of employment.

(2)

Represents the grant-date fair value of the sign-on grant of PSUs to Mr. Kanter. The PSUs vest in installments when the following milestones are met: one-third of the PSUs vest when the trailing 90-day volume-weighted average closing stock price (“VWAP”) is $4.00, one-third of the PSUs vest when the VWAP is $6.00 and one-third when the VWAP is $8.00.  All PSUs will expire on April 1, 2023 if no performance metric is achieved.

(3)	Represents the sign-on grant of time-based RSUs that vest ratably over four years with the first one-fourth having vested on April 1, 2020.

The following table provides a breakdown of the amounts for 2019 in the “All Other Compensation” of the Summary Compensation Table above:

Name	Auto Allowance	Severance and accrued benefits (1)	Life Insurance Premiums	Long-Term Healthcare Premiums	Supplemental Disability Insurance	Consulting Fees (2)	Relocation and Commuting Costs	Total Other Compensation
Harvey S. Kanter	$8,462	$—	$—	$2,188	$4,174	$-	$100,000	$114,824
David A. Levin	$9,039	$—	$1,354	$5,531	$5,811	$572,308	$—	$594,043
Peter H. Stratton, Jr.	$8,400	$—	$—	$4,034	$3,063	$—	$—	$15,497
Robert S. Molloy	$8,400	$—	$—	$4,821	$4,399	$—	$—	$17,620
Francis C. Chane	$8,400	$—	$—	$4,361	$4,108	$—	$—	$16,869
Anthony J. Gaeta	$8,400	$—	$—		$3,474	$—	$—	$11,874
Brian S. Reaves	$5,654	$289,156	$—	$3,536	$3,259	$—	$—	$301,605
James S. Davey	$3,715	$269,467	$—	$6,725	$2,122	$—	$—	$282,029
(1)

Mr. Reaves’ employment was terminated on October 4, 2019.  Severance included (i) a cash payment of $250,000 to be paid bi-weekly over 6 months, (ii) $942 of accrued vacation and (iii) a cash payment of $38,214 for his pro-rated participation in the Company’s annual incentive plan.  Severance excluded the value of $81,827 for 51,789 RSUs which vested on a pro-rated basis pursuant to the Company’s long-term incentive plans.

Mr. Davey’s employment was terminated on July 11, 2019.  Severance included (i) a cash payment of $243,750 to be paid bi-weekly over 6.5 months, (ii) 15,343 of accrued vacation and (iii) a cash payment of $10,374 for his pro-rated participation in the Company’s annual incentive plan.  Severance excluded the value of $88,366 for 47,003 RSUs which vested on a pro-rated basis pursuant to the Company’s long-term incentive plans.

(2)

Because a successor CEO had not been hired as of December 31, 2018, Mr. Levin and the Company entered into a letter agreement, whereby Mr. Levin served as Acting CEO from the period of January 1, 2019 through April 1, 2019.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following information about the relationship between the annual total compensation of the Company’s employees and the annual total compensation of the Company’s CEO. Our CEO-to-employee pay ratio has been calculated in accordance with Item 402(u) of Regulation S-K under the Exchange Act.

The total annual compensation for our CEO, Mr. Kanter, for fiscal 2019, as shown in the “Summary Compensation Table”, was $3,164,067.  This amount included the grant of one-time signing awards, with a grant-date fair value of $1,629,600 in connection with his hiring. The total annual compensation for our median employee was $21,996, calculated using the same methodology as used in the “Summary Compensation Table”.  Based on this information, for fiscal 2019 the ratio of the annual total compensation of Mr. Kanter, our CEO, to the median of the annual total compensation of all employees was 144 to 1.

Under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if there is no impact to the pay ratio disclosure.  As there were no changes in our employee population or to the median-paid employee’s compensation arrangements in fiscal 2019 that would significantly affect the pay ratio disclosure, the employee representing the median-paid employee is the same employee selected for our 2017 disclosure.  To identify the median employee in 2017, we evaluated all employees, other than our CEO, employed by the Company as of December 31, 2017 and utilized the following methodology:

•

We determined that, as of December 31, 2017, our employee population consisted of approximately 2,729 individuals, with 2,696 of these individuals located in the U.S. and 33 of these individuals located outside the U.S. This population includes our full-time, part-time, and seasonal employees.  Approximately 59% of our total employee population at December 31, 2017 was considered full-time employees.

•

To identify the “median employee” from our employee population, we compared the amount of compensation of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for the year ended December 31, 2017.

•

For any permanent full-time or part-time employees, who started employment at the Company during calendar 2017, we annualized the compensation, assuming that those employees worked a full year. We did not annualize compensation for any seasonal or temporary employees.

•

We excluded employees located outside of the U.S. under the de minimis exception of the pay ratio rule, which permits exclusion if a company’s non-U.S. employees account for 5% or less of total employees.  The jurisdictions and approximate number of employees excluded were Canada (16), United Kingdom (14) and Hong Kong (3).

Employment Agreements

Harvey S. Kanter, President, Chief Executive Officer and Director

On February 19, 2019, we entered into an employment agreement with Mr. Kanter (the “Employment Agreement”).  Pursuant to the terms of the Employment Agreement, Mr. Kanter was appointed President, Chief Executive Officer and a director of the Company effective April 1, 2019.  From February 19, 2019 to March 31, 2019, Mr. Kanter served as an Advisor to the Acting CEO.  The initial term of the Employment Agreement is three years, ending March 31, 2022 (“Initial Term”), and will automatically renew, upon the same terms and conditions, for successive periods of one year, unless either party terminates in accordance with the terms of the employment agreement.  The Employment Agreement provided that Mr. Kanter would receive compensation of $50,000 for the period of February 19, 2019 through March 31, 2019 for his services as an Advisor to the Acting CEO and would receive an annual base salary of $735,000 as President and Chief Executive Officer, effective April 1, 2019, with an annual automobile allowance of $10,000.

Mr. Kanter is eligible to participate in our annual incentive plan at a target rate of 100% of his earned salary, up to a maximum payout of up to 200% of target. Mr. Kanter is also eligible to participate in our long-term incentive plans at a target bonus equal to 170% of his base salary in effect on the effective date of participation.  Pursuant to the terms of the LTIP, 50% of any award will be time-based compensation and 50% will be performance-based compensation.  Maximum payout of performance-based compensation is 150% of target.  Mr. Kanter waived his right to participate in the 2018-2020 LTIP.

In connection with his hiring, Mr. Kanter received a housing allowance of $100,000 in April 2019, $50,000 in April 2020 and will receive $50,000 on April 1, 2021.  Mr. Kanter also received a one-time grant of 720,000 PSUs on February 19, 2020, which will be settled in shares of the Company’s common stock upon vesting. The PSUs vest in three equal installments, if any, when the Company’s 90-day volume-weighted average closing price of its stock reaches $4.00, $6.00 and $8.00.  Any performance shares that are unvested at April 1, 2023 will be forfeited. Mr. Kanter also received a one-time grant of 240,000 RSUs, which vest in four equal annual installments beginning April 1, 2020.

If Mr. Kanter terminates his employment for Good Reason or the Company terminates his employment without Justifiable Cause:

(i)

During the Initial Term, Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a severance payment equal to (x) the Base Salary he would have been paid through the end of the Initial Term plus (y) bonuses under the Company’s Annual Incentive Plan for the remaining partial and complete fiscal years in the Initial Term as if Mr. Kanter had remained employed through the end of the Initial Term.  Bonuses will be calculated assuming target and any partial year will be prorated.  The severance payment will be paid in 24 monthly installments; and

(ii)

During any one-year period that commences after the end of the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (x) his then current Base Salary plus (y) the then value of his target bonus under the Annual Incentive Plan, payable in 24 monthly installments, and,

(iii)

If the Company timely elects not to renew the Employment Agreement after the Initial Term, Mr. Kanter will be eligible to receive a payment equal to (i) three months of his then current Base Salary plus (ii) the then value of 25% of his target bonus under the Annual Incentive Plan, payable in 24 monthly installments.

If Mr. Kanter’s employment is terminated by him for Good Reason or by the Company without Justifiable Cause during the one-year period following a Change in Control, then Mr. Kanter will be eligible to receive, subject to certain requirements described in the Employment Agreement, a payment equal to (i) two times his then current Base Salary plus (ii) the then value of two times his target bonus under the Annual Incentive Plan, generally payable in a lump sum within 60 days of the termination of his employment following a Change in Control.

Senior Executives

We also have employment agreements with each of our Senior Executives (the “Sr. Exec. Employment Agreements”). The term of each employment agreement begins on the respective effective date and continues until terminated by either party. Our Senior Executives are eligible to participate in our AIP.  For fiscal 2019, Messrs. Stratton, Reaves and Davey participated at a target rate of 55% and Messrs. Molloy, Chane and Gaeta participated at a target rate of 40%.  Senior Executives are also eligible to participate in our LTIPs at 70% of their respective average base salaries, as defined in the plan, depending on our performance (based on long-term performance goals). Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives.

The Sr. Exec. Employment Agreements provide that in the event the executive officer’s employment is terminated by us at any time for any reason other than “justifiable cause” (as defined in the Sr. Exec. Employment Agreements), disability or death, we are required to pay the executive his or her then current base salary for five months after the effective date of such termination.  This severance benefit is conditioned upon the senior executive’s execution of a general release. The above-listed payments are not made if the senior executive is terminated with “justifiable cause,” the senior executive resigns, or the senior executive dies or becomes disabled.  The senior executives would also be entitled to additional payments or acceleration of awards under the AIP and LTIP programs, in accordance with the terms of those plans.

In the event the senior executive’s employment is terminated at any time within one year following a Change of Control (as defined in the Sr. Exec. Employment Agreement) other than for "justifiable cause," or if the senior executive resigns for “good reason,” we shall pay the senior executive an amount equal to twelve months of executive’s highest base salary in effect at any time during the six month period ending on the date of the Change of Control.  This payment also is conditioned upon the senior executive’s execution of a general release.  Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to senior executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).

The Sr. Exec. Employment Agreements contain confidentiality provisions pursuant to which each senior executive agrees not to disclose confidential information regarding our Company. The Sr. Exec. Employment Agreements also contain covenants pursuant to which each senior executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

Payouts to Former Executive Officers

David A. Levin, Former Acting CEO

The Company entered into a Transition Agreement with Mr. Levin in March 2018 (as amended, the “Transition Agreement”).  The Transition Agreement modified and supplemented certain terms of Mr. Levin’s Employment Agreement, which was last revised and restated as of November 5, 2009. Pursuant to the Transition Agreement, Mr. Levin’s employment agreement ended December 31, 2019. Under the terms of the Transition Agreement, Mr. Levin continued to serve as President, Chief Executive Officer and a director of the Company until January 1, 2019.  As of that date, Mr. Levin resigned as President and Chief Executive Officer and as a director of the Company, but pursuant to the terms of the Transition Agreement, Mr. Levin remained employed by the Company to perform reasonable transition duties or other consulting activities or projects, through December 31, 2019. Accordingly, during for fiscal 2019, Mr. Levin was paid, on a pro-rata basis, his base salary of $811,200 and his annual automobile allowance of $10,000 through December 31, 2019. Mr. Levin was also eligible to participate in the 2019 AIP at a target rate of 100% of his $811,200 base salary.

Because no successor CEO had been hired prior to December 31, 2018, pursuant to a letter agreement between the Company and Mr. Levin. Mr. Levin was compensated for serving as Acting CEO from January 1, 2019 until he resigned on April 1, 2019, at which point, Mr. Kanter assumed the position of President, Chief Executive Officer and a director of the Company.

Mr. Levin will be entitled to receive the cash value of any performance award earned under the 2018-2020 LTIP, based on actual performance results, if and when such targets are achieved. At target, Mr. Levin would be entitled to receive $811,200.

Brian S. Reaves, Former Chief Operating Officer and James S. Davey, Former Chief Marketing Officer

Pursuant to the terms of the employment agreements with Messrs. Reaves and Davey, each were entitled to receive 6 months of base salary and accrued vacation.  Under the 2019 AIP plan, each received a pro-rated cash payout based on the then-estimated achievement of the Company’s Corporate and, if applicable, department goals.  Messrs. Reaves and Davey also received a pro-rated vesting of time-based awards under the 2017-2018 LTIP and the 2018-2020 LTIP. The amounts paid to Messrs. Reaves and Davey in connection with their terminations are detailed above in the footnotes to the “All Other Compensation” table.

Additionally, Messrs. Reaves and Davey will be entitled to receive, on a pro-rated basis, the cash value of any performance award earned under the 2018-2020 LTIP, if and when such performance targets are achieved.  At target, Messrs. Reaves and Davey would be entitled to receive $97,436 and $69,951, respectively.

Estimated Potential Payments to Named Executive Officers

The following table shows the payments that would be made to our current Named Executive Officers assuming a “termination without cause” or a “resignation for good reason” (each a “Qualifying Termination”) or a Qualifying Termination following a Change in Control, as described in the employment agreements, as of February 1, 2020.  Messrs. Levin, Reaves and Davey are not included in the below table, as their employment with the Company was terminated during fiscal 2019 and are discussed above.

			Long-Term Incentive Plan
Name	Continued Base Salary(1)	Annual Incentive Plan (2)	Time- Based Awards (3)	Performance- Based Compensation (4)	Total Potential Payments
Harvey S. Kanter
Qualifying Termination	$3,185,000	$435,346	$200,766	$175,639	$3,996,751
Qualifying Termination due to change in control	$2,940,000	$435,346	$200,766	$175,639	$3,751,751
Peter H. Stratton, Jr.
Qualifying Termination	$197,500	$108,625	$88,471	$138,250	$532,846
Qualifying Termination due to change in control	$395,000	$108,625	$88,471	$138,250	$730,346
Robert S. Molloy
Qualifying Termination	$187,500	$75,000	$84,535	$131,250	$478,285
Qualifying Termination due to change in control	$375,000	$75,000	$84,535	$131,250	$665,785
Francis C. Chane
Qualifying Termination	$145,000	$63,440	$63,554	$100,333	$372,327
Qualifying Termination due to change in control	$290,000	$63,440	$63,554	$100,333	$517,327
Anthony J. Gaeta
Qualifying Termination	$147,500	$43,176	$65,961	$100,917	$357,554
Qualifying Termination due to change in control	$295,000	$43,176	$65,961	$100,917	$505,054
(1)

Because Mr. Kanter is in the Initial Term of his Employment Agreement, for a Qualifying Termination, Mr. Kanter is entitled to receive, as continued base salary, the sum of the remaining base salary and annual incentive payout, assuming target, that he would have received during the Initial Term of his employment.  For the other Named Executive Officers, continued base salary for Qualifying Termination assumes six months of salary, which includes one month for notice. For Mr. Kanter, continued base salary for Qualifying Termination due to a change in control is equal to (i) two times his then current Base Salary plus (ii) the then value of two times his target bonus under the Annual Incentive Plan.  For the other Named Executive Officers continued base salary due to a change in control is equal to one-year base salary.

(2)	The amounts represent the actual incentive earned for 2019 AIP.
(3)

Time-based awards under our LTIPs represent time-based RSUs under our 2017-2018 LTIP, 2018-2020 LTIP and 2019-2021 LTIP.  Because the respective performance period for the 2017-2018 LTIP is complete, all outstanding awards become fully vested under both a Qualifying Termination and Qualifying Termination due to a change in control.  Because the 2018-2020 LTIP will have completed its second year of its performance period and the 2019-2021 LTIP will have completed its first year of its performance period, each participant would vest in shares based on a pro-rata vesting percentage, which is calculated based on the number of effective days of participation over the total number of days in the performance period.  Mr. Kanter would also be entitled to receive a pro-rata vesting of his 240,000 RSUs which were granted to him in connection with his hiring.

(4)

Because the performance periods for the 2018-2020 LTIP and the 2019-2021 LTIP were not complete as of February 1, 2020, for a Qualifying Termination, each participant would be entitled to receive a pro-rated vesting percentage, at the end of the performance period for each of the respective LTIPs based on the actual performance level achieved. The above table assumes actual performance level achieved is target.  For a Qualifying Termination due to a change in control, each participant would be entitled to receive a pro-rated vesting percentage, at the date of the change in control at target.  Mr. Kanter’s PSUs would forfeit unexercised unless if, during the following thirty-days after his termination, a performance target is achieved he would be entitled to any unvested PSUs that would have vested if he had not been terminated.

(5)	All outstanding time-based awards were valued using the closing stock price of our stock on January 31, 2020 of $1.11 per share.

Clawback Policy

Our employment agreements contain a “clawback” provision that provides for remedies in the event we learn, after the executive’s termination by us, other than for “justifiable cause,” that his or her termination could have been terminated for “justifiable cause.”  Pursuant to the employment agreements, an executive shall be required to pay to the Company all amounts paid to the executive other than such portion of an executive’s base salary and reimbursement of expenses accrued through the date of the termination; all vested and unvested awards, as defined therein, held by the executive shall immediately expire; and the executive shall be required to pay to the Company an amount equal to any gains resulting from the exercise or payment of any awards.

In addition, in August 2018, our Compensation Committee approved a clawback policy that will require our NEOs to reimburse the Company for bonuses and other incentive compensation and stock sale profits if the Company is required to restate its financial statements, as a result of misconduct, due to material noncompliance with the financial reporting requirements of the securities laws.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to plan-based awards granted to the Named Executive Officers in fiscal 2019.

2019 GRANTS OF PLAN-BASED AWARDS

		Service	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Inception	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
	Date	Date	($)	($)	($)	($) (1)	($) (1)	($) (1)	(#)	(#)	($ / Sh)	($)
Harvey S. Kanter
-Sign-on time-based award (2)	2/19/2019		—	—	—	—	—	—	240,000	—	—	$600,000
-Sign-on performance-based award (2)	2/19/2019		—	—	—	—	—	—	720,000	—	—	$1,029,600
-2019 AIP (3)		5/1/2019	$124,385	$621,923	$1,243,846	—	—	—	—	—	—	—
-2019-2021 LTIP, Time-Based (4)	8/7/2019	2/3/2019	$-	$312,375	$-	—	—	—	182,675	—	—	$312,374
-2019-2021 LTIP, Performance-Based (4)	8/7/2019	2/3/2019	$78,094	$312,375	$468,563	$78,094	$312,375	$468,563	—	—	—	—
David A. Levin
-2019 AIP (3)		5/1/2019	$162,240	$811,200	$1,216,800	—	—	—	—	—	—	—
Peter H. Stratton, Jr.
-2019 AIP (3)		5/1/2019	$43,450	$217,250	$325,875	—	—	—	—	—	—	—
-2019-2021 LTIP, Time-Based (4)	8/7/2019	2/3/2019	—	$69,125	—	—	—	—	40,423	—	—	$69,123
-2019-2021 LTIP, Performance-Based (4)	8/7/2019	2/3/2019	$17,281	$69,125	$103,688	$17,281	$69,125	$103,688	—	—	—	—
Robert S. Molloy
-2019 AIP (3)		5/1/2019	$30,000	$150,000	$225,000	—	—	—	—	—	—	—
-2019-2021 LTIP, Time-Based (4)	8/7/2019	2/3/2019	—	$65,625	—	—	—	—	38,377	—	—	$65,625
-2019-2021 LTIP, Performance-Based (4)	8/7/2019	2/3/2019	$16,406	$65,625	$98,438	$16,406	$65,625	$98,438	—	—	—	—
Francis C. Chane
-2019 AIP (3)		5/1/2019	$23,069	$115,346	$173,019	—	—	—	—	—	—	—
-2019-2021 LTIP, Time-Based (4)	8/7/2019	2/3/2019	—	$50,750	—	—	—	—	29,678	—	—	$50,749
-2019-2021 LTIP, Performance-Based (4)	8/7/2019	2/3/2019	$12,688	$50,750	$76,125	$12,688	$50,750	$76,125	—	—	—	—
Anthony J. Gaeta
-2019 AIP (3)		5/1/2019	$23,338	$116,692	$175,038	—	—	—	—	—	—	—
-2019-2021 LTIP, Time-Based (4)	8/7/2019	2/3/2019	—	$51,625	—	—	—	—	30,190	—	—	$51,625
-2019-2021 LTIP, Performance-Based (4)	8/7/2019	2/3/2019	$12,906	$51,625	$77,438	$12,906	$51,625	$77,438	—	—	—	—
Brian S. Reaves
-2019 AIP (3)		5/1/2019	$55,000	$275,000	$412,500	—	—	—	—	—	—	—
-2019-2021 LTIP, Time-Based (4)	8/7/2019	2/3/2019	—	$87,500	—	—	—	—	51,169	—	—	$87,499
-2019-2021 LTIP, Performance-Based (4)	8/7/2019	2/3/2019	$21,875	$87,500	$131,250	$21,875	$87,500	$131,250	—	—	—	—
James S. Davey
-2019 AIP (3)		5/1/2019	$36,000	$247,500	$371,250	—	—	—	—	—	—	—

(1)

Performance-based awards under the LTIP plans are denominated in dollars at the service inception date.  The actual grant date of equity awards will occur only if the performance targets are achieved. See footnote 4 below for additional information on the 2019-2021 LTIP.

(2)

In connection with Mr. Kanter’s hiring, he received 240,000 RSUs that will vest ratably over four years, with the first one-fourth vesting on April 1, 2020.  He also received 720,000 PSUs.  The PSUs vest in installments when the following milestones are met: one-third of the PSUs vest when the trailing 90-day VWAP is $4.00, one-third of the PSUs vest when the VWAP is $6.00 and one-third when the VWAP is $8.00.  All PSUs will expire on April 1, 2023 if no performance metric is achieved.

(3)

The threshold payout for each executive assumes the achievement of only the individual personal goals, target payout assumes 100%, and the maximum payout assumes 150% of the payout targets under the 2019 AIP, with the exception of the maximum payout for Mr. Kanter which is 200%.  See “Compensation Components and Fiscal 2019 Compensation Decisions - Performance-based Annual Incentive Plan – 2019 AIP” for more information on the targets set under the 2019 AIP. The respective actual cash payment made to each of the Named Executive Officers under the 2019 AIP is included in the “Summary Compensation Table” for fiscal 2019.

(4)

On August 7, 2019, the Compensation Committee approved the performance targets for the 2019-2021 LTIP. The performance-based awards represent 50% of the total potential payout under the 2019-2021 LTIP, of which 50% is payable in cash and 50% payable in equity.  The amounts in the above table represent the dollar value of any future grant of cash and equity assuming a potential payout at threshold, target and maximum for each executive estimated based on achieving 25% (the payout of achieving the threshold of one metric), 100% and 150%, respectively, of the payout targets set by the Compensation Committee. The actual grant of equity will occur only if the performance targets are achieved.  The remaining 50% represents time-based awards, which were granted 50% cash and 50% in RSUs.  The above table reflects the cash award and the RSUs that were granted on August 7, 2019.  The cash award and the RSUs vest in four equal tranches, with the first tranche vesting on August 7, 2020 and the remaining tranches vesting on April 1, 2021, April 1, 2022 and April 1, 2023.  In connection with Mr. Reaves termination of employment, all awards granted under the 2019-2021 LTIP were forfeited. See “Compensation Components and Fiscal 2019 Compensation Decisions - Long-Term Incentive Plans - 2019-2021 Performance Period” above for more information on the targets.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers at the end of fiscal 2019.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)		($)(1)
Harvey S. Kanter	—	—	—			—		—	720,000	(2)	799,200
	—	—	—			240,000	(2)	$266,400	—		—
	—	—	—			182,675	(3)	$202,769	—		—

David A. Levin	195,942	—	—	$5.04	3/31/2020	—		—	—		—

Peter H. Stratton, Jr.	8,587	—	—	$4.19	3/16/2021	—		—	—		—
	33,816	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			21,798	(4)	$24,196	—		—
	—	—	—			35,509	(5)	$39,415	—		—
	—	—	—			40,423	(3)	$44,870	—		—

Robert S. Molloy	20,606	—	—	$3.20	3/19/2020	—		—	—		—
	13,955	—	—	$4.19	3/16/2021	—		—	—		—
	54,951	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			21,184	(4)	$23,514	—		—
	—	—	—			33,711	(5)	$37,419	—		—
	—	—	—			38,377	(3)	$42,598	—		—

Francis C. Chane	38,888	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			15,043	(4)	$16,698	—		—
	—	—	—			25,620	(5)	$28,438	—		—
	—	—	—			29,678	(3)	$32,943	—		—

Anthony J. Gaeta	18,719	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			16,778	(4)	$18,624	—		—
	—	—	—			25,620	(5)	$28,438	—		—
	—	—	—			30,190	(3)	$33,511	—		—

(1)	The value of shares was calculated using the closing price of our common stock of $1.11 on January 31, 2020.
(2)

These awards represent sign-on awards to Mr. Kanter and consists of a grant of 240,000 RSUs that will vest ratably over four years, beginning on April 1, 2020 and a grant of 720,000 PSUs that will vest in installments when the following milestones are met: one-third of the PSUs vest when the trailing 90-day VWAP is $4.00, one-third of the PSUs vest when the VWAP is $6.00 and one-third when the VWAP is $8.00.  All PSUs will expire on April 1, 2023 if no performance metric is achieved.

(3)

These awards represent the unvested portion of RSUs granted on August 7, 2019 in connection with our 2019-2021 LTIP.  These awards vest in four equal installments on August 7, 2020, April 1, 2021, April 1, 2022 and April 1, 2023.

(4)

These awards represent the unvested portion of RSUs granted on April 3, 2017 (and an incremental award on November 27, 2017 to Mr. Gaeta related to his promotion) in connection with our 2017-2018 LTIP. These awards vested on April 1, 2020.

(5)

These awards represent the unvested portion of RSUs granted on October 24, 2018 in connection with our 2018-2020 LTIP. These awards vest in three remaining tranches on April 1, 2020, April 1, 2021 and April 1, 2022.

Option Exercises and Stock Vested Table.  The following table sets forth information for the Named Executive Officers with respect to the exercise of option awards and the vesting of stock awards during fiscal 2019. No options were exercised by any Named Executive Officer in fiscal 2019.

2019 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of shares Vested (1) (#)	Value Realized on Vesting ($) (2)
Harvey S. Kanter	-	$-
David A. Levin	361,573	$601,756
Peter H. Stratton, Jr.	58,196	$120,788
Robert S. Molloy	56,003	$116,331
Francis C. Chane	40,752	$83,938
Anthony J. Gaeta	37,157	$76,348
Brian S. Reaves	91,011	$170,907
James S. Davey	72,307	$150,560

(1)	The stock awards that vested during fiscal 2019 include awards granted under the 2016-2017 LTIP, 2017-2018 LTIP and 2018-2020 LTIP.
(2)

The “Value Realized on Vesting” is the market price of the underlying security on the date of vesting.  The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Pension Benefits

None of our Named Executive Officers was a participant in any pension plan and, therefore, none has accumulated benefits.

Non-Qualified Deferred Compensation

We do not offer to our executive officers or employees any defined contribution or similar plan that provides for the deferral of compensation on a basis that is not tax-qualified. We offer a 401(k) saving plan to all of our employees eligible to participate, as further described below.

401(k) Plan

The Company has one defined contribution plan, the Destination XL Group, Inc. 401(k) Savings Plan (the “401(k) Plan”). Employees who are 21 years of age or older are eligible to make deferrals after 6 months of employment and are eligible to receive a match from the Company after one year of employment and 1,000 hours.  Our Named Executive Officers are eligible to participate in the 401(k) Plan, and the amount of any Company match to our Named Executive Officers is set forth above in the “All Other Compensation” table. In May 2018, in connection with our cost reduction initiatives, employer contributions to the 401(k) Plan were suspended, effective July 1, 2018 until December 31, 2019. As a result, there were no employer contributions in fiscal 2019.

Key Man Insurance

We had a key man life insurance policy on the life of Mr. Levin in the amount of $2,000,000 until January 15, 2020.

Certain Relationships and Related Transactions

Seymour Holtzman/Jewelcor Management, Inc. (JMI)

Seymour Holtzman currently serves as a member of the Board.  Mr. Holtzman served as the Company’s Executive Chairman of the Board from August 2014 through January 2019, and as it Chairman of the Board from April 2000 to August 2014.  Mr. Holtzman is the chairman, chief executive officer and president and, together with his wife, indirectly, the majority shareholder of Jewelcor Management, Inc. (“JMI”).

Mr. Holtzman currently receives compensation pursuant to an Employment and Chairman Compensation Agreement entered into in August 2014, most recently amended in August 2018 (as amended, the “Compensation Agreement”).  Pursuant to the terms of the Compensation Agreement, Mr. Holtzman was receiving an annual compensation of $200,000 for his services as Executive Chairman and $24,000 for his services as an employee of the Company, reporting to the Board.  Effective August 9, 2018, the Compensation Agreement was further amended to reduce his annual compensation as Executive Chairman to $176,000 and to provide written notification to Mr. Holtzman that the Company would not be extending the term of the Compensation Agreement and, as a result, the Compensation Agreement will terminate on August 7, 2020.

On January 24, 2019, the Board voted to adopt an independent Board chairperson structure and elected John Kyees as the Company’s new independent, non-executive Chairman, replacing Mr. Holtzman. Mr. Holtzman continues to serve as a director of the Company and will continue to receive his annual compensation of $176,000 as a director and an annual base salary of $24,000 for his services as an employee of the Company through August 7, 2020.

A complete summary of all compensation and consulting fees paid to Mr. Holtzman is described above under “Director Compensation- Former Executive Chairman Compensation.”

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its charter, the Audit Committee reviews all related party transactions on an ongoing basis and, to the extent required by the Sarbanes−Oxley Act of 2002, the SEC or Nasdaq, all such transactions must be approved by the Audit Committee except as otherwise delegated by the Audit Committee to another independent body of the Board. The Audit Committee determined that, due to the nature of Mr. Holtzman’s ownership in the Company as well as our previous consulting agreement with JMI, the review and approval of all transactions pursuant to any arrangement with Mr. Holtzman would be the primary responsibility of the Compensation Committee.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act, and in accordance with the recommendation by our Board and approval by our stockholders in 2017 of an annual "Say-on-Pay" vote, the Board is providing stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We seek to align the interests of our Named Executive Officers with the interests of our stockholders.  The Compensation Committee focuses on total direct compensation paid to our executives, which includes both its annual and long-term incentive programs. A substantial portion of our Named Executive Officers target compensation is performance-based. As such, every year, the Compensation Committee reassesses the effectiveness of its incentive programs and continually adjusts the programs to align compensation with stockholder value.  Furthermore, the Compensation Committee frequently consults with its outside compensation consultant to ensure that the compensation paid to our Named Executive Officers, as well as the structure of our incentive programs, is consistent with that of our identified peers.

The "Executive Compensation" section of this Proxy Statement, including the "Compensation Discussion and Analysis" section, provides a summary of our financial performance in fiscal 2019 and describes our executive compensation programs and the decisions made by the Compensation Committee with respect to compensation for fiscal 2019.  We encourage you to read our “Compensation Discussion and Analysis” for a complete discussion of our executive compensation program, including detailed information about the fiscal 2019 compensation of our Named Executive Officers.

Our Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures. As an advisory vote, this proposal is not binding upon us or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for executive officers. The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is necessary to approve this proposal.  Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT

General

In June 2020, our Board approved, and is recommending that our stockholders approve, an amendment (the “Amendment”) to our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), to effect a reverse stock split of our issued and outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-15, such ratio, and the implementation and timing of such reverse stock split, to be determined in the sole discretion of the Company's Board of Directors (the “Reverse Stock Split”).

If approved by our stockholders, the final decision of whether to proceed with the Reverse Stock Split and the effective time of the Reverse Stock Split will be determined by our Board in its sole discretion. Even if approved by our stockholders, the Board may elect, in its sole discretion, to abandon the proposed Amendment and not effect the Reverse Stock Split.

The Amendment to effect the Reverse Stock Split, if any, will include the split ratio fixed by our Board, within the range approved by our stockholders at the Annual Meeting. The ratio, if any, selected by our Board for the Reverse Stock Split would be publicly disclosed by us to stockholders on or before the date on which the Amendment reflecting the Reverse Stock Split is filed with the Secretary of State of the State of Delaware. The text of the proposed Amendment is included as Appendix A to this Proxy Statement. Upon the effectiveness of the Amendment, all issued and outstanding shares of our common stock and treasury shares will be reclassified and converted into a lesser number of shares, such that one share of our common stock will be issued for a specified number of shares within the approved Reverse Stock Split range.

If this Proposal 3 is approved by our stockholders at the Annual Meeting, no further approval or authorization of our stockholders will be required to effect the Reverse Stock Split. If our Board of Directors does not effect the Reverse Stock Split during the 12-month period following the Annual Meeting, any authority granted to our Board of Directors by our stockholders pursuant to this Proposal 3 will terminate.

Background and Reasons We Are Seeking Approval of the Reverse Stock Split

Our common stock is publicly traded and listed on The Nasdaq Global Select Market tier of The Nasdaq Stock Market (“Nasdaq”) under the symbol “DXLG.”  Nasdaq has continued listing standards that that we must maintain to avoid delisting, including, among others, a minimum bid price requirement of $1.00 per share (the “Minimum Bid Price Requirement”). On April 9, 2020, we received a letter from the Listing Qualifications staff of Nasdaq notifying us that, based upon the closing bid price of our common stock for the last 30 consecutive trading days, we were not in compliance with the Minimum Bid Price Requirement. At that time, we were granted a 180 calendar-day grace period to regain compliance with the Minimum Bid Price Requirement. On April 17, 2020, we received a follow-up letter from the Listing Qualifications staff notifying us that Nasdaq had determined to toll all compliance periods through June 30, 2020.  Accordingly, the Company’s 180 calendar-day grace period to regain compliance with the Minimum Bid Price Requirement was extended to December 21, 2020.  If we are unable to regain compliance during the initial grace period, we may be eligible for an additional 180-day period to regain compliance if we meet certain requirements, including providing written notice to Nasdaq of our intent to cure the deficiency during this second grace period, if necessary, by effecting a reverse stock split.

Our primary reason in seeking stockholder approval for this Reverse Stock Split is to provide the Board the ability, if necessary, to increase the price of our common stock in order to meet the Minimum Bid Price Requirement for continued listing of our common stock on Nasdaq should we be unable to regain compliance during the initial grace period or any additional grace period provided by Nasdaq. A Reverse Stock Split may also make our common stock more attractive to a broader range of investors who may prefer to invest in shares that trade at higher share prices and, therefore, potentially increase the trading volume and liquidity of our common stock.  Accordingly, we believe that authority granted to our Board to effect the Reverse Stock Split is in the best interests of the Company and our stockholders.

In evaluating the Reverse Stock Split, our Board took into consideration a number of positive and negative factors commonly associated with reverse stock splits, including those discussed below under Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split. Our Board determined, however, that the potential negative factors were significantly outweighed by the potential benefits, and believes that the increase of the per share market price of our common stock that may result from the Reverse Stock Split may allow us to maintain the listing of our common stock on The Nasdaq Global Select Market or another tier of Nasdaq, such as The Nasdaq Capital Market tier, encourage greater interest in our common stock from market participants, and enhance the marketability of our common stock.

Reducing the number of issued and outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, the impact of the COVID-19 pandemic on our business and the U.S. and global economies, market conditions and the market perception of our business may adversely affect the market price of our common stock. In addition, the Reverse Stock Split will result in additional authorized and unissued shares becoming available for general corporate purposes as the Board may determine from time to time, including for use under the Company's equity compensation plans.

As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split, that the market price of our common stock will not decrease in the future, or that our common stock will achieve a high enough price per share to permit its continued listing on Nasdaq.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split

Before voting on this proposal, you should consider the following risks and potential disadvantages associated with the implementation of the Reverse Stock Split.

There can be no assurance that the per share market price of our common stock following the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of our common stock issued and outstanding before the Reverse Stock Split.

There can be no assurance that the market price per share of our common stock after the Reverse Stock Split will be unchanged or increase in proportion to the reduction in the number of shares of our common stock issued and outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on June 19, 2020, of $0.59 per share, if our Board were to implement the Reverse Stock Split and utilize a ratio of 1-for-10 shares, the per share price of our common stock immediately after giving effect to the Reverse Stock Split would be $5.90. We cannot assure you that our common stock will continue to trade at that per share price following the Reverse Stock Split, and the per share price may fluctuate and potentially decline after the Reverse Stock Split.

If the Reverse Stock Split is approved and effected, the resulting per-share market price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share market price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

The Reverse Stock Split will have the effect of increasing the number of authorized and unissued shares of our common stock, which may have a dilutive effect on our earnings per share, voting power and other interests of existing stockholders.

The Reverse Stock Split will not apply to the number of authorized shares available for issuance under our Certificate of Incorporation.  Therefore, because the number of issued and outstanding shares of common stock will decrease as a result of the Reverse Stock Split it will have the effect of increasing the number of authorized shares available for issuance. Future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders. For example, we may use the additional authorized but unissued shares to restructure existing indebtedness, raise additional capital through equity financing, enter into strategic partnerships, or sell securities convertible into or exercisable for our common stock, any of which may result in substantial dilution to our existing stockholders.

The Reverse Stock Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

The reduced number of issued shares of common stock resulting from the Reverse Stock Split could adversely affect the liquidity of our common stock.

Although our Board believes that the decrease in the number of shares of common stock issued as a consequence of the Reverse Stock Split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares issued after the Reverse Stock Split.

Potential Anti-Takeover Effect

SEC rules require disclosure and discussion of the effects of any proposal that could be used as an anti-takeover device. This proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our common stock vis-à-vis the outstanding shares of our common stock and could, under certain circumstances, have an anti-takeover effect, although that is not the purpose or intent of the proposal. A relative increase in the number of authorized but unissued shares of common stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized shares. A relative increase in our authorized but unissued shares of common stock could potentially deter takeovers, including takeovers that our Board determines are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. Our Board is not aware of any attempt to take control of our business and has not considered the Reverse Stock Split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of common stock that would become newly available for issuance as a result of the Reverse Stock Split.

Effect on Outstanding Common Stock; Procedure for Effecting the Reverse Stock Split

If our stockholders approve the Reverse Stock Split, and if our Board elects to proceed with the Reverse Stock Split, our Board will determine the ratio of the Reverse Stock Split to be implemented within the range approved by our stockholders, and we will file the Amendment with the Secretary of State of the State of Delaware reflecting the designated ratio.

The table below illustrates a range of the possible Reverse Stock Split ratios with the implied number of issued and outstanding shares of Common Stock resulting from the Reverse Stock Split, based on 51,077,856 shares of our Common Stock issued and outstanding as of June 19, 2020:

	Prior to Reverse Stock Split				Immediately After Reverse Stock Split
Proposed Ratio	Authorized Shares	Outstanding Shares, Net of Treasury Shares	Closing Stock Price at June 19, 2020	Market Value	Authorized Shares	Outstanding Shares, Net of Treasury Shares	Closing Stock Price at June 19, 2020	Market Value
2:1	100,000,000	51,077,856	$0.59	$30,135,935	100,000,000	25,538,928	$1.18	$30,135,935
5:1	100,000,000	51,077,856	$0.59	$30,135,935	100,000,000	10,215,571	$2.95	$30,135,935
10:1	100,000,000	51,077,856	$0.59	$30,135,935	100,000,000	5,107,786	$5.90	$30,135,935
15:1	100,000,000	51,077,856	$0.59	$30,135,935	100,000,000	3,405,190	$8.85	$30,135,935

Beneficial Owners of Common Stock / Shares Held in “Street Name”

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders in “street name” through a broker, bank or other nominee in the same manner as registered stockholders whose shares are registered in their names. Brokers, banks and other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these brokers, banks and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of our common stock with a broker, bank or other nominee and has any questions about the Reverse Stock Split, the stockholder is encouraged to contact their nominee.

Registered Holders of Common Stock

Certain of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent, American Stock Transfer & Trust Company, LLC.  These stockholders do not hold physical stock certificates evidencing their ownership of our common stock. Instead, they are provided with a statement reflecting the number of shares of our common stock registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of our common stock held following the Reverse Stock Split.

Holders of Certificated Shares of Common Stock

As of the date of this Proxy Statement, certain of our shares of common stock were held in certificated form. Beginning at the effective time of the Reverse Stock Split, each certificate representing shares of our common stock issued prior to the effective time of the Reverse Stock Split will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split. Stockholders of record at the time of the Reverse Stock Split who hold shares of our common stock in certificated form will also be sent a transmittal letter by our transfer agent after the effective time.  The transmittal letter will be accompanied by instructions on how a stockholder should exchange his, her or its certificates representing the pre-split shares of our common stock for a statement of holding. When a stockholder submits their certificates representing the pre-split shares of our common stock, the post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, a stockholder will receive a statement of holding that indicates the number of post-split shares the stockholder owns in book-entry form. We will no longer issue physical stock certificates unless a stockholder makes a specific request for a share certificate representing your post-split ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Treatment of Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, the Company will round up the fractional share and issue one full share of the post-Reverse Stock Split common stock to any stockholder of record who would have been entitled to receive a fractional share as a result of the process. Each stockholder will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

Effect on Authorized but Unissued Shares of Capital Stock

Currently, we are authorized to issue up to a total of 100,000,000 shares of common stock, of which 63,833,729 shares were issued, 12,755,873 shares were held as treasury stock and 51,077,856 shares were outstanding as of June 19, 2020, which is the record date, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of June 19, 2020. The Reverse Stock Split, if approved and effected, will not have any effect on the authorized number of shares of our common stock or preferred stock.

The Reverse Stock Split will not change the existing terms of our common stock. After the Reverse Stock Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock that remains issued following the Reverse Stock Split will continue to be fully paid and non-assessable.

Effect on Equity Awards

As of the effective time of the Reverse Stock Split, the number of shares subject to all outstanding options, restricted stock units, performance stock units, deferred stock units and other rights to acquire our common stock will automatically be proportionately reduced in the same ratio as the reduction in the number of shares of issued common stock, and any fractional shares will be rounded up to one share, see above under “Treatment of Fractional Shares.” Correspondingly, the per share exercise price of any stock options will automatically be increased based on the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to such options will remain approximately the same. In addition, as of the effective time of the Reverse Stock Split, we will proportionately decrease the total number of shares of our common stock that remain available for future grants under our 2016 Incentive Compensation Plan and the Non-Employee Director Compensation Plan.

Effect on Registration and Stock Trading

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. If the Reverse Stock Split is approved and effected, our common stock will receive a new CUSIP number.

Accounting Consequences

The Reverse Stock Split will not affect the par value of our common stock per share, which will remain $0.01 par value per share. As a result, as of the effective time of the Reverse Stock Split, the total of the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the implementation of the Reverse Stock Split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act, and we will continue to be subject to the periodic reporting and other requirements of the Exchange Act after giving effect to the Reverse Stock Split.

No Dissenters’ Rights

Under the General Corporation Law of the State of Delaware, stockholders will not be entitled to dissenters’ rights with respect to the proposed Amendment to effect the Reverse Stock Split, and we do not intend to provide stockholders with any such right.

Interests of Certain Persons in this Proposal 3

Certain of our officers and directors have an interest in this Proposal as a result of their ownership of shares of our common stock. However, we do not believe that our officers or directors have interests in this Proposal that are different from or greater than those of any of our other stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to holders of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, in each case in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a stockholder. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his, her or its tax adviser to determine the particular tax consequences to him, her or it of a Reverse Stock Split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a stockholder should not recognize gain or loss as a result of the Reverse Stock Split for U.S. federal income tax purposes. The stockholder’s aggregate adjusted tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our common stock exchanged therefor. The stockholder’s holding period in the shares of our common stock received pursuant to the Reverse Stock Split should include the holding period in the shares of our common stock exchanged therefor.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Criteria to be Used for Decision to Apply the Reverse Split

In the event that approval for the Reverse Stock Split is obtained, the Board will be authorized to proceed with the Reverse Stock Split. If our stock closes at a bid price equal to or greater than $1.00 for ten consecutive business days during any grace period provided by Nasdaq for purposes of complying with the Minimum Bid Price Requirement, our Board may delay its decision to execute the Reverse Stock Split.  In that case, if at any time during the 12-month period following the Annual Meeting the stock price again falls below $1.00 for a 30-day period and therefore we fail to comply with the Minimum Bid Price Requirement, then the Reverse Stock Split may be executed as a cure for this condition.

Consequences if the Reverse Split is Not Approved

In the event that the Reverse Stock Split is not approved, we intend to actively monitor the trading price of our common stock on The Nasdaq Global Select Market and will consider available options to resolve our non-compliance with the Nasdaq listing rules. We believe that our ability to remain listed on Nasdaq would be significantly and negatively affected if the Reverse Stock Split is not approved. If we are unable to achieve an increase in our stock price and our common stock is subsequently delisted, we could experience significant negative impacts, including, but not limited to, impairment of our ability to obtain debt or equity financing to support Company operations, and our stockholders could experience significant negative impacts, including but not limited to, decreased trading volume and liquidity of our common stock.

Vote Required

The affirmative vote of a majority of the outstanding shares of our common stock on the record date is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split.

PROPOSAL 4

AMENDMENTS TO OUR 2016 INCENTIVE COMPENSATION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 1,740,000 SHARES

Introduction

At the recommendation of our Compensation Committee, the Board is seeking stockholder approval of amendments to our 2016 Incentive Compensation Plan (the “2016 Plan”) to increase the total number of shares of common stock authorized for issuance under the 2016 Plan by 1,740,000 shares and correspondingly to increase the maximum number of shares that may be delivered under the 2016 Plan as a result of the exercising of incentive stock options. The 2016 Plan was originally approved by stockholders on August 4, 2016. The stockholders approved an amendment to the 2016 Plan on August 8, 2019 to increase the number of shares of common stock authorized under the 2016 Plan by 2,800,000 shares.

Summary of the 2016 Plan

Since fiscal 2010, our primary use of equity has been tied to awards granted pursuant to our long-term incentive program (“LTIP”).  We have used our LTIPs as a means to provide a source of equity to attract, retain and reward our management team. The 2016 Plan provides us the ability to give participants important incentive and reward opportunities designed to enhance our profitable growth.

Availability of shares under the 2016 Plan is also needed for our independent directors to satisfy the requirement under our Fourth Amended and Restated Non-Employee Director Compensation Plan (the “Non-Employee Director Compensation Plan”) that our directors receive 50% of their annual retainer in the form of equity (“Required Equity”). Pursuant to Nasdaq rules, shares under the Non-Employee Director Compensation Plan are not available for this purpose, therefore we can only issue Required Equity to our directors from a stockholder-approved plan.

Purpose of Share Request

Our request for additional shares is essential in order for us to incentivize and retain key employees in the current environment.  The COVID-19 pandemic and the resulting economic shutdown, which caused us to temporarily close our stores in March 2020, has depressed our stock price.  Because the primary use of shares under our 2016 Plan is for our LTIP, which is dollar-denominated, share utilization has become a significant concern because of the low stock price. Even prior to the outbreak of COVID-19, we had taken steps to preserve our share availability by reducing the equity portion of time-based awards from 100% equity to a combination of 50% cash and 50% restricted stock units.  In June 2020, we took additional steps, by amending our LTIP to enable us to grant stock options in lieu of full-value awards, at a reduced number than what we would have been required to grant using a Black-Scholes calculation.

During this uncertain time, preserving liquidity is critical to our ability to survive the adverse impact of the COVID-19 pandemic on our business. As a result, the Compensation Committee re-evaluated our existing share availability in light of the need to conserve cash, and concluded that our projected share usage is likely insufficient to support our equity-based incentive programs and the issuance of Required Equity to our directors for the near term.

Our request for 1,740,000 additional shares represents the minimum number of shares that we believe is necessary to meet our equity needs through August 2021, assuming continued diligent share conservation and an increase in our stock price.  If the proposed amendments to the 2016 Plan are not approved, we will lose what has become an indispensable part of our compensation program and we may not be able to satisfy existing commitments under our 2018-2020 LTIP, 2019-2021 LTIP and 2020-2022 LTIP in equity, which, if achieved, would require that those commitments be settled in cash.

Share Reserve

At May 2, 2020, 3,980,412 shares of our common stock remained available for issuance under our 2016 Plan.  Any outstanding awards under our prior 2006 Incentive Compensation Plan (the “2006 Plan”) as of the effective date of the 2016 Plan that subsequently expire or are cancelled for any reason without having been exercised or paid under the 2006 Plan will become available for grant under the 2016 Plan. At May 2, 2020, there were 504,024 stock options outstanding that were issued under the 2006 Plan.  These stock options have an average exercise price of $5.00, with the majority expiring in fiscal 2023. If not exercised, the underlying shares would become available for grant under our 2016 Plan.

In June 2020, the Company granted stock options to purchase up to 2,735,542 shares of our common stock in connection with the grant of time-based awards under the Company’s Third Amended and Restated Long-Term Incentive Plan for the fiscal 2020-fiscal 2022 performance period (the “2020-2022 LTIP”).  These options vest ratably over approximately four years, with the final tranche vesting in April 2024.  In addition, the Compensation Committee granted to Mr. Kanter a discretionary stock option award to purchase 450,000 shares of our common stock, at an exercise price of $0.64 per share, which will vest in three equal installments on June 10, 2021, April 1, 2022 and April 1, 2023.  As a result of these grants, as of June 19, 2020 only 794,870 shares remained available for issuance under the 2016 Plan.

The request for an increase of 1,740,000 shares in the number of shares authorized under the 2016 Plan would make 2,534,870 shares available for future grant.  Based solely on the closing price of our common stock as reported on Nasdaq on June 19, 2020 of $0.59 per share, the maximum aggregate market value of the additional 1,740,000 shares of our common stock to be reserved for issuance under the 2016 Plan would be approximately $1.0 million.

We recommend approval of the amendments in order for us to continue to provide a source of equity compensation to attract, motivate, retain and reward high-quality executives and other key employees, officers and directors in the short-term. See “Compensation Discussion and Analysis—Long-term incentive plans” for a description of our LTIPs.

Alignment of 2016 Plan with Stockholders’ Interests

The 2016 Plan is designed to reinforce the alignment of our equity opportunities for management with the interest of our stockholders and includes a number of provisions that we believe are consistent with good governance and compensation practice, including:

•	Minimum vesting period of one year from the date of grant covering 95% of all awards;
•	No repricing of stock options or stock appreciation rights without stockholder approval;
•	No discounted stock options;
•	No evergreen provision;
•	No automatic grants or reload;
•	No liberal share recycling;
•	A stated clawback provision;
•	“Double-trigger” vesting for change in control; and
•	No tax gross-ups.

In addition, our incentive-based compensation program is broad-based and not heavily concentrated to only our CEO and/or NEOs.  Based on the grant activity for the past three fiscal years, equity awards granted to our CEO, inclusive of his sign-on awards, represented approximately 21.1% of all equity awards granted under our 2016 Plan.  Grants to our NEOs, including our current and former CEOs and the sign-on awards noted above, represented approximately 46.9% of the total equity awards granted under our 2016 Plan over the past three fiscal years.  These percentages are higher because they include grants made to our former CEO, our former COO, our former CMO, and sign-on grants to our new CEO.

Key Data

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term
New shares requested under amendment to the 2016 Plan	1,740,000

Shares as of May 2, 2020:
2016 Plan, including options outstanding under 2006 plan
Share remaining available for issuance (1)	3,980,412

Time-based stock options outstanding (1)	538,285	$4.83	3.1 yrs.

Time-based unvested full value awards outstanding	966,521		2.6 yrs.(3)
Deferred stock awards payable to directors	335,073
Performance-based unvested full value awards outstanding	720,000		2.9 yrs.
Total full value awards outstanding	2,021,594

Non-Employee Director Compensation Plan (2)	164,749

Other data:
Burn Rate - 3 yr. average	4.7%
Dilution - assuming all shares are granted on a 1:1 basis	2.9%
Overhang	13.9%
(1)

Subsequent to May 2, 2020 as discussed above, the Compensation Committee granted stock options to purchase up to 2,735,542 shares of common stock as time-based awards under the 2020-2022 LTIP, and granted a stock option to purchase up to 450,000 shares of common stock to Mr. Kanter.  As a result of these stock option grants, 794,870 shares remained available for issuance under the 2016 Plan at June 19, 2020. These grants did not impact the burn rate, dilution, or overhang percentages set forth in the table.

(2)	Represents shares available for stock issuances in lieu of cash for director fees.
(3)	Average remaining vesting period of time-based awards.

Burn Rate

The following table sets forth information regarding annual time-based awards granted for each of the past three fiscal years and the average three-year burn rate.

Fiscal Year	Time-Based Option Awards Granted	Performance-Based Stock Units Awarded	Time-Based Full Value Awards Granted	Shares granted to Directors as compensation	Deferred shares granted to Directors as compensation	Weighted Average Common Shares (Basic)	Burn Rate (1)
2019	-	720,000	1,400,480	196,183	104,727	49,992,000	6.4%
2018	153,888	-	1,087,071	124,275	99,300	49,163,000	3.6%
2017	30,000	-	1,323,104	86,503	100,554	48,888,000	4.1%

3-yr average							4.7%
(1)

The burn rate is calculated as the sum of time-based options and adjusted full-value awards divided by the basic weighted average common shares outstanding.  Consistent with a proxy advisory firm’s methodology, all full-value awards have been multiplied by 1.5 (“adjusted full-value award”) for purposes of calculating burn rate.  The burn rate calculation does not include the shares and deferred stock units granted to directions as compensation in lieu of cash.

Dilution

Our Board recognizes the impact of dilution on our stockholders, and in evaluating the 2016 Plan sought to balance this concern with our ability to provide our management team with equity compensation as part of our long-term growth initiatives which, in time, should provide an increase in stockholder value.  If approved, the issuance of the additional shares to be reserved under the 2016 Plan would dilute the holdings of stockholders by approximately 2.9%, assuming that all shares granted from the 2016 Plan were options or stock appreciation rights.  However, with the Company’s expectation that it will continue to grant some full-value awards as part of its compensation programs, in the form of restricted stock or restricted stock units (“RSUs”), the dilution is expected to be less than 2.9%.

	Potential Voting Power Dilution		Shareholder Value Transfer
	Shares	Dilution (1)	Average Award Value	Fair Value (2)	Shareholder Value Transfer
As of May 2, 2020:
Stock options outstanding (3)(4)	538,285		$1.07	$575,965
Deferred stock and RSUs outstanding	1,301,594		$1.47	$1,913,343
Performance stock units, dependent on market condition	720,000		$1.47	$1,058,400
Shares available under 2016 Plan (4)	3,980,412		$1.07	$4,270,953

New shares requested under 2016 Plan	1,740,000	2.9%	$1.07	$1,867,007
Total equity dilution including new shares (overhang)	8,280,291	13.9%
Shareholder Value Transfer				$9,685,668	12.9%
Common shares outstanding at May 2, 2020	51,077,397		$1.47	$75,083,774
(1)

Dilution for the additional shares requested under the 2016 Plan is calculated as the additional shares requested divided by the sum of common shares outstanding, outstanding stock options, deferred stock and RSUs outstanding and shares remaining available for issuance under the 2016 Plan and the additional shares requested.  Overhang is calculated as the total equity dilution per the table divided by the sum of common shares outstanding, outstanding stock options, deferred stock and RSUs outstanding and shares remaining available for issuance under the 2016 Plan and the additional shares requested.

(2)

Shareholder Value Transfer is the sum of the fair value of shares available for grant, shares outstanding under existing awards and new shares requested, the sum of which is then divided by the value of total common shares outstanding at May 2, 2020.  The average award value for shares available under the 2016 Plan and the new shares requested of $1.07 was calculated using the 200-day average stock price of the Company’s common stock at March 1, 2019 of $1.47 divided by a fungible ratio of 1.37.

(3)

This dilution calculation assumes all shares granted from the 2016 Plan are options or stock appreciation rights. However, each grant of a full-value award utilizes 1.9 shares from the share reserve.  Therefore, if all 1.7 million shares requested were full-value awards, only 0.9 million actual shares would affect dilution to our stockholders, and the effect of dilution would be less than the 2.9% in the table.

(4)

Subsequent to May 2, 2020 as discussed above, the Compensation Committee granted stock options to purchase up to 2,735,542 shares of common stock as time-based awards under the 2020-2022 LTIP, and granted a stock option to purchase up to 450,000 shares of common stock to Mr. Kanter.  As a result of these stock option grants, 794,870 shares remained available for issuance under the 2016 Plan at June 19, 2020. These grants did not impact the dilution or shareholder value transfer percentages set forth in the table.

Equity Compensation Plan Information

The following is a summary of information with respect to our equity compensation plans as of February 1, 2020:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,095,087	$4.84	(2)	3,949,513
Equity compensation plans not approved by security holders (3)	96,153	—		187,897
Total	3,191,240	$4.84		4,137,410
(1)	Includes 754,833 outstanding stock options, 1,324,650 outstanding RSUs, 720,000 outstanding PSUs and 295,604 outstanding deferred stock awards.
(2)	The weighted-average exercise price is calculated solely based upon outstanding stock options and excludes RSUs, PSUs and deferred stock awards.
(3)

Pursuant to the Non-Employee Director Compensation Plan, we have 500,000 shares authorized for stock issuances in lieu of cash director fees, of which 187,897 shares were available at February 1, 2020.  On December 19, 2019, the Company granted 96,153 RSUs, which vested on April 1, 2020, as an inducement award.

Summary of the 2016 Incentive Compensation Plan

The following is a summary of the 2016 Plan and is qualified in its entirety by reference to the full text of the 2016 Plan as proposed to be amended, which is attached as Appendix B to this Proxy Statement.  The summary of the 2016 Plan may not contain all the information that is important to you and you should read Appendix B carefully before you decide how to vote.

Purpose

The purpose of the 2016 Plan is to:

•

assist the Company in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company;

•	enable persons participating in the plan to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between them and our stockholders, and
•	provide persons participating in the plan with performance incentives to expend their maximum efforts in the creation of stockholder value.

Eligible Participants

The persons eligible to receive awards under the 2016 Plan are our officers, directors, employees and consultants or other persons who provide services to our Company. An employee on leave of absence may be considered as still employed for purposes of eligibility for participation in the 2016 Plan.   As of the date of this proxy statement, there are approximately 27 employees, 7 non-employee directors as well as service providers of the Company and its affiliates who would be eligible to participate in the 2016 Plan.

Administration

Our Board has selected the Compensation Committee (the “Committee”) to administer the 2016 Plan. All Committee members must be "non-employee directors" as defined by Rule 16b-3 of the Exchange Act.  The Board may in its discretion elect to administer 2016 Plan, provided that it is administered only by those directors who are independent within the meaning of the 2016 Plan.  Subject to the terms of the 2016 Plan, the Committee is authorized to select eligible persons to participate in the 2016 Plan, grant awards, determine the type and number of awards to be granted and the number of shares of common stock to which awards will relate, specify times at which awards will be exercisable or settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations for administration of the 2016 Plan and make all other determinations that it deems necessary or advisable for the administration of the 2016 Plan.

Shares Available for Awards

The shares to be delivered under the 2016 Plan may be authorized but unissued shares of our common stock or treasury shares.  Under the 2016 Plan, as proposed to be amended pursuant to this Proposal 4, the total number of shares of common stock that may be subject to the granting of awards under the 2016 Plan shall be equal to the sum of (i) 9,740,000 shares, plus (ii) 525,538 shares that were available for issuance but not granted under the 2006 Plan that rolled into the 2016 Plan on August 4, 2016, plus (iii) the number of shares subject to outstanding awards under the 2006 Plan that are forfeited, expire or terminate without delivery of shares.  As of May 2, 2020, 3,980,412 shares of our common stock remained available for issuance under our 2016 Plan.  In addition, at May 2, 2020, there were 504,024 stock options outstanding that were issued under the 2006 Plan, which if not exercised will become available for grant under our 2016 Plan. As a result of awards made subsequent to May 2, 2020 as discussed above, the number of shares that remained available for issuance under the 2016 Plan as of June 19, 2020 was 794,870 shares.

Shares issued in respect of any full-value award, such as restricted stock and RSUs, are counted against the share limit as 1.9 shares of stock for every 1 share issued.  Each share issued in respect of stock options or stock appreciation rights (SARs) are counted against the share limit as 1 share of stock for every 1 share issued.

Any shares of stock that again become available for award under the 2016 Plan shall be added as 1 share for every 1 share of stock options or SARs and 1.9 shares for every 1 full-value award.

Awards that are settled or exercised through the payment of shares, and shares withheld for the payment of taxes on awards, are counted in full against the number of shares available for award under the 2016 Plan, regardless of the number of shares actually issued upon settlement or exercise of any such award.

Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2016 Plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit.

Subject to the increase in the share reserve described above, the maximum aggregate number of shares that may be delivered under the 2016 Plan as a result of the exercise of ISOs is 9,740,000 shares. In addition, a director who is not an employee or a consultant may not be granted an award that has a fair value, as of the date of grant, which exceeds $300,000 in the aggregate.

Annual Per-Person Limitations

In any fiscal year during any part of which the 2016 Plan is in effect, the number of options, SARs and performance shares granted to any one participant may not exceed 1,000,000 for each type of such award, subject to adjustment in certain circumstances. Furthermore, the maximum dollar value that may be earned by any one participant as a performance unit in respect of a performance period of one year is $3,000,000, and the maximum dollar value that may be earned by one participant as a performance unit in respect of a performance period greater than one year is $3,000,000 multiplied by the number of full 12-month periods that are in the performance period.  The term “performance unit” is defined in the 2016 Plan to mean any grant of a unit valued by reference to a designated amount of property (including cash) other than shares of common stock, which value may be paid in cash, shares of common stock, other property, or any combination thereof, upon the achievement of performance goals set by the Committee.

Equitable Adjustments

The Committee is authorized to adjust the limitations described in the preceding paragraph and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. If the Board determines to effect a reverse stock split, as described in Proposal 3, at the effective time of the reverse stock split, (i) the number of shares authorized and available for issuance under the 2016 Plan will be reduced proportionately based on the ratio of the reverse stock split and (ii) outstanding equity awards under the 2016 Plan will be reduced proportionately and the per share exercise price of any stock options will be proportionately increased, based on the ratio of the reverse stock split. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

The Committee is also authorized to adjust the limitations on the amount of certain awards in the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any change in control (as defined in the 2016 Plan), by taking any of the following approaches, without the requirement of obtaining consent from any plan participant: (1) continuation of the outstanding awards by the Company, if the Company is the surviving entity, (2) the assumption or substitution for the outstanding awards by the surviving entity, (3) full exercisability or vesting and accelerated expiration of the outstanding awards, or (4) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards.

Minimum Vesting Requirement

Except with respect to 5% of the shares of common stock available for awards under the 2016 Plan, no award will become exercisable or otherwise non-forfeitable unless such award has been outstanding for a minimum period of one year from its date of grant.  The Committee reserves the general discretion to accelerate vesting of awards in connection with the participant’s death, disability, termination of service or change in control.

Awards

The 2016 Plan authorizes grants of a variety of awards described below.  The Committee, or the Board, if applicable, determines the terms and conditions of each award at the time of grant, including whether the payment of awards may be subject to the achievement of performance goals, consistent with the terms of the 2016 Plan.  The material terms and conditions of the awards described below shall be set forth in an award agreement, as established by the Committee, consistent with the provisions of the 2016 Plan. Each award agreement shall either be (i) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company in an electronic recordkeeping system used for tracking awards.

Stock Options and SARs

The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”) (which must comply with provisions of Section 422 of the Internal Revenue Code and can result in potentially favorable tax treatment to the participant) and non-qualified stock options, as well as stock appreciation rights (SARs), which entitle the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option is determined by the Committee, but must not be less than the fair market value of a share of common stock on the date of grant. The grant price of an SAR is determined by the Committee, but must not be less than (i) the fair market value of a share of common stock on the date of grant or, (ii) in the case of an SAR issued in tandem with an ISO, the exercise price of the option granted in tandem with the SAR.

For purposes of the 2016 Plan, the term "fair market value" means the fair market value of the common stock, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee or our Board, the fair market value of the common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which the common stock is traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported.

The aggregate fair market value with respect to ISOs granted under the Plan that become exercisable for the participant during any calendar year shall not exceed $100,000.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or service generally are fixed by the Committee except that no option or SAR may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash, shares, outstanding awards or other property (including notes or other contractual obligations of participants to make deferred payments, so long as such notes or other contractual obligations are not in violation of applicable law), as the Committee may determine from time to time. The 2016 Plan also permits net share settlement of nonqualified stock options. Methods of exercise and settlement and other terms of the SARs are determined by the Committee.

Other than in connection with standard adjustments (as set forth in Section 11(c) of the 2016 Plan), (i) the terms of outstanding options or SARs may not be amended to reduce the exercise or grant price per share of such options or SARs, as applicable (ii) an outstanding option or SAR may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (a) cash or other awards, in each case, having a fair market value in excess of the amount by which the fair market value of the shares underlying such option or SAR exceeds the aggregate exercise or grant price of such option or SAR as applicable or (b) options or SARs with an exercise or grant price per share that is less than the exercise or grant price per share of the original option or SAR as applicable and (iii) the Committee shall not be permitted to take any other action with respect to an option or SAR that may be treated as a repricing, in each case, without approval of our stockholders.

Restricted Stock Awards

The Committee is authorized to grant restricted stock, which is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of our stockholders, unless otherwise determined by the Committee, and has the right to receive dividends.

Deferred Awards, including RSUs

The Committee is authorized to grant deferred awards, which include deferred stock and RSUs.  An award of deferred stock or RSUs entitles a participant the right to receive shares of common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock or RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2016 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the Committee. Notwithstanding the foregoing, in no event shall dividend equivalents be paid in connection with the grant of a performance award until such time as the Committee has certified that the performance goals with respect to such performance award have been achieved for the relevant performance period.

Performance Awards

The Committee is authorized to grant specific performance awards, which represent a conditional right to receive cash, shares of common stock or other awards upon achievement of certain pre-established performance goals and subjective individual goals, if any, during a specified fiscal year. The Committee shall, in its sole discretion, determine and grant awards subject to these provisions.  This right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such criteria and performance conditions (including subjective individual goals) as may be specified by the Committee. The amount of any performance awards to be distributed shall be conclusively determined by the Committee.  Performance awards may be paid in a lump sum or in installments following the close of an applicable performance period, or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).

Subject to the requirements of the 2016 Plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. One or more of the following business criteria for us, on a consolidated basis, or for one of our business or geographical units (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) the Fair Market Value of a Share, and (15) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies. Except as otherwise specified by the Committee at the time the goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within our reasonable control of management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event specified by the Committee at the time the goals are set. Achievement of performance goals in respect of performance awards shall be measured over a performance period no shorter than 12 months and no longer than 5 years, as further specified by the Committee.

In granting performance awards, the Committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 2016 Plan (including, for example, total stockholder return, net income, pretax earnings, EBITDA, earnings per share, and return on investment). During the first 90 days of a performance period, the Committee will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

After the end of each performance period, the Committee will determine (i) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (ii) the amount of any other potential performance awards payable to participants in the 2016 Plan. The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Stock-Based Awards

The Committee is authorized to grant awards under the 2016 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee determines the terms and conditions of such awards.

Other Terms of Awards

Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2016 Plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations.

Awards under the 2016 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.

Restriction on Repricing

As described above under “Stock Options and SARs,” repricing of stock options and SARs is not permitted without stockholder approval.  The Committee may, however, grant awards in exchange for other awards under the 2016 Plan or under other Company plans, or other rights to payment from us, and may grant awards in addition to such other awards, rights or other awards.

Restrictions on Transferability

Under the 2016 Plan, no award can be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the participant to any party, or assigned or transferred by the participant other than by will or the laws of descent and distribution or to a beneficiary upon the participant’s death.  Any award or other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to such beneficiaries only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement, are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.  A Permitted Assignee means (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets.

Clawback

Awards made under the 2016 Plan shall be subject to the applicable provisions of the Company’s clawback or recoupment policies as may be in effect from time to time.  In addition to the terms of the Company’s clawback policy, the 2016 Plan provides that, if a participant, while employed by or providing services to the Company, or after termination of employment or service violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company, as determined by the Committee, then the participant’s awards under the 2016 Plan may be forfeited and the Committee may require the participant to pay to the Company all or any portion of the gain realized upon exercise or vesting of an award.

Change in Control

In the event of a change of control, the 2016 Plan provides that Committee in effect immediately preceding the change in control may, in its sole discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award upon a “double trigger,” i.e., upon certain terminations of employment without “justifiable cause” or for “good reason” within 6 months before or 18 months after a change in control.  In addition, the Committee may provide in an award agreement that the performance goals relating to any performance based award will be deemed to have been met upon the occurrence of any "change in control," again upon a “double trigger” as described in this paragraph.

Amendment and Termination

Our Board may amend, alter, suspend, discontinue or terminate the 2016 Plan or the Committee's authority to grant awards without further stockholder approval, except stockholder approval must be obtained, no later than the next annual meeting following Board approval for such amendment, for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2016 Plan which might increase the cost of the 2016 Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on such approval, although our Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board, the 2016 Plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the 2016 Plan or (ii) the tenth anniversary of the effective date.

Federal Income Tax Consequences of Awards

The 2016 Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  The following is a brief summary of the principal United States federal income tax consequences of awards under the 2016 Plan.  This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

Non-qualified Stock Options

On exercise of a non-qualified stock option granted under the 2016 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is our employee, that income will be subject to the withholding of Federal income tax. The optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee's tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. The optionee's tax basis in the number of shares equal to the number of shares delivered on exercise of the option will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee's tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us, is reasonable in amount, is not otherwise disallowed by the Internal Revenue Code, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The 2016 Plan provides for the grant of stock options that qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code, which we refer to as “ISOs.” Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the “Required Holding Period”, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a “Disqualifying Disposition”, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents "pyramiding" or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us, is reasonable in amount, is not otherwise disallowed by the Internal Revenue Code and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is awarded equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2016 Plan (for example, if the employee is required to work for a period of time in order to not forfeit the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service (Section 83(b) election), within 30 days of the stock award, to recognize ordinary compensation income, as of the date the award is granted, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2016 Plan, the difference between the sale price and the recipient's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any taxable income at the time the SAR is granted. If the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of SARs. Upon the exercise of a SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Deferred Awards

The recipient will not have income upon the grant of a RSU or a grant of deferred shares.  Also, unlike restricted stock, the recipient is not permitted to make a Section 83(b) election.  When the RSU vests or the deferral period lapses on deferred shares, the recipient will have income on the date payment is made or shares are issued, in an amount equal to the fair market value of the stock on such date (or the amount of cash paid). When the stock, if any, is sold the recipient will have a capital gain or loss equal to the sales proceeds less the value of the stock already taken into income.  Any capital gain or loss will be long-term if the recipient holds the stock for more than one year, otherwise it will be short-term.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the dividend equivalent award received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 409A

The 2016 Plan is intended to comply with Section 409A to the extent that such section would apply to any Award under the 2016 Plan.  Section 409A governs the taxation of deferred compensation.  Any participant that is granted an Award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A, and does not comply with Section 409A, could be subject to taxation on the Award as soon as the Award is no longer subject to a substantial risk of forfeiture (even if the Award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A) on the value of the Award.

Section 162(m) Limit on Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits our deduction to $1 million of compensation paid per person per year, including compensation arising from awards granted under the 2016 Plan, with respect to certain covered employees, including our Chief Executive Officer and Chief Financial Officer.  See “Compensation Discussion and Analysis - Tax Implications” above for additional information about Section 162(m).

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

New Plan Benefits

Awards granted under the 2016 Plan are within the discretion of the Committee. As discussed above under “Compensation Discussion and Analysis- Long-Term Incentive Plans”, if performance targets under the Company’s LTIPs are achieved, performance-based awards earned and approved by the Committee will be granted from the 2016 Plan.  The number of shares that may be awarded under the LTIP cannot currently be determined due to the fact that the number of shares will be based on the closing price of our common stock, as determined on the date of grant.  However, assuming that we are able to achieve the performance targets, at target, we can estimate the amount of the award that each participant is entitled to receive.  Assuming that the performance targets under the 2018-2020 LTIP are achieved at the target level, the total award value of shares that would be granted would be approximately $1.2 million. Assuming that performance targets under the 2019-2021 LTIP are achieved at the target level, and further assuming that 50% of any award would be in equity, the total award value of shares that would be granted would be approximately $1.0 million.  Assuming the performance targets under the 2020-2022 LTIP are achieved at the target level, and further assuming that 100% of any award would be in equity, the total award value of shares that would be granted would be approximately $1.9 million.  Similarly, while we are unable to determine the number of shares that may be granted to our non-employee directors in connection with their Required Equity, we are able to calculate the dollar value of such grants.

The following table reflects the value of performance-based awards that could be earned, at target, by each Named Executive Officer, all of our current executive officers as a group (including Named Executive Officers), all employees as a group (excluding executive officers) and all non-executive directors as a group. Messrs. Levin, Reaves and Davey are excluded from the following table, because any compensation they are entitled to under the 2018-2020 LTIP would be settled in cash. Messrs. Levin, Reaves and Davey are not participants in the 2019-2021 LTIP or 2020-2022 LTIP.  The table also reflects the value of the Required Equity to be paid for the remainder of fiscal 2020 to our non-employee directors.  The benefits and amounts that may be awarded under the 2016 Plan beyond fiscal 2019, the 2018-2020 LTIP, 2019-2021 LTIP and 2020-2022 LTIP cannot otherwise currently be determined.

Plan Name:	Performance-Based Portion of LTIPs and Non-Employee Director Compensation Plan(1)
Participant Name
Harvey S. Kanter	$937,125
Peter H. Stratton, Jr.	$345,625
Robert S. Molloy	$328,125
Francis C. Chane	$252,000
Anthony J. Gaeta	$254,625
Executive Group	$2,548,798
Non-Executive Employee grants	$1,573,486
Non-Executive Director Group	$182,500

(1)

Under the 2018-2020 LTIP, 100% of any award earned will be granted in RSUs, under the 2019-2021 LTIP 50% of any award earned will be granted in RSUs and it is assumed that 100% of any award under the 2020-2022 LTIP will be granted in 100% RSUs.  Any RSUs issued under the 2018-2020 LTIP, 2019-2021 LTIP and 2020-2022 LTIP would vest on August 31, 2021, August 31, 2022, and August 31, 2023, respectively.  For the Non-Executive Director Group, the above amount represents the value of Required Equity and the voluntary election of deferred stock for the remainder of fiscal 2020.

Vote Needed for Approval

The affirmative vote of a majority of the votes properly cast is required for approval of Proposal 4.

Recommendation

The future success of our Company depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel by providing them meaningful opportunities to share in the ownership of our Company, thus aligning their interests with those of our stockholders. Accordingly, the Board of Directors recommends that you vote “FOR” the amendments to the 2016 Incentive Compensation Plan.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending January 30, 2021, subject to completion of KPMG’s customary client acceptance procedures. KPMG has served as our independent registered public accounting firm since June 6, 2013.

Stockholder ratification of our independent registered public accounting firm is not required by our By-Laws or otherwise.  However, we are submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice.  If stockholders fail to ratify the appointment of such auditors, the Audit Committee will reconsider the selection.  Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our best interest.

Representatives of KPMG are expected to be present at the annual meeting to respond to appropriate stockholders' questions and to make any statements they consider appropriate.

The following table sets forth the fees accrued or paid to the Company’s independent registered accounting firm for the fiscal years ended February 1, 2020 (“fiscal 2019”) and February 2, 2019 (“fiscal 2018”):

	Fiscal 2019	Fiscal 2018
Audit Fees (1)	$905,777	$948,727
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	1,780	1,780
Total Fees	$907,557	$950,507
(1)

Audit Fees related to professional services rendered in connection with the audits of our financial statements included in our Annual Reports on Form 10-K for fiscal 2019 and fiscal 2018, for services performed related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and for reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q. Audit Fees in fiscal 2019 and fiscal 2018 also included work performed in connection with the Company’s adoption of ASC 842 and fiscal 2019 includes services provided in connection with our registration statements on Form S-8.

(2)	All Other Fees related to an annual fee for access to an online accounting research tool.

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by our independent registered public accounting firm.  Pursuant to this policy, the Audit Committee will consider annually and approve the provision of audit services (including audit review and attest services) by our independent registered public accounting firm and consider and pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit.  It will also consider on a case-by-case basis and approve specific engagements that do not fit within the definition of pre-approved services or established fee limits, if appropriate.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairperson of the Audit Committee in time sensitive cases.  The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to us by the independent registered public accounting firm.

All of the services provided in fiscal 2019 and fiscal 2018 under Audit Fees and All Other Fees were pre-approved by the Audit Committee.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021.

Recommendation

The Audit Committee and the Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2021.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.  Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 1, 2020 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  The Audit Committee also oversees the review and assessment process of our internal control over financial reporting, including the framework used to evaluate the effectiveness of such internal controls.

The Audit Committee reviewed and discussed with KPMG LLP, our independent registered public accounting firm, which was responsible for expressing an opinion on the conformity of our audited consolidated financial statements for the fiscal year ended February 1, 2020 with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.  In addition, the Committee has discussed with KPMG LLP the firm’s independence from our management and our Company, including the matters in the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence.  The Audit Committee also considered the compatibility of non-audit services with KPMG LLP’s independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls (including internal control over financial reporting) and the overall quality of our financial reporting.  The Audit Committee held eight meetings during the fiscal year ended February 1, 2020.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for filing with the SEC.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management was required to prepare as part of our Annual Report on Form 10-K for the year ended February 1, 2020 a report on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal controls.  KPMG LLP issued an audit report relative to our internal control over financial reporting at February 1, 2020. During the course of the fiscal year ended February 1, 2020, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG LLP. Management’s assessment report and KPMG LLP’s audit report on our internal control over financial reporting are included as part of our Annual Report on Form 10-K for the year ended February 1, 2020.

The Audit Committee is governed by a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at https://investor.dxl.com.  The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

THE AUDIT COMMITTEE
Ward K. Mooney, Chairman of the Audit Committee

Lionel F. Conacher

John E. Kyees

Willem Mesdag

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to us to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock as of June 19, 2020.  We were informed that, except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
Red Mountain Capital Partners, LLC Red Mountain Partners, L.P. RMCP GP LLC Red Mountain Capital Management, Inc. Willem Mesdag 10100 Santa Monica Boulevard, Suite 925 Los Angeles, California 90067	8,668,995	(2)	16.9%
J. Carlo Cannell 245 Meriwether Circle Alta, Wyoming 83414	5,091,601	(3)	10.0%
Seymour Holtzman 100 N Wilkes Barre Blvd. Wilkes Barre, PA 18702	4,792,018	(4)	9.4%
Prescott Group Capital Management, L.L.C. Prescott Group Aggressive Small Cap, L.P. Prescott Group Aggressive Small Cap II, L.P. Phil Frohlich 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	4,188,324	(5)	8.2%
Glenn J. Krevlin 600 Fifth Avenue, 11th Floor New York, New York 10020	4,104,751	(6)	8.0%
Signia Capital Management, LLC 111 N. Post Street, Suite 301 Spokane, Washington 99201	2,576,230	(7)	5.0%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, and shares of deferred stock are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 51,077,856 shares of our common stock outstanding as of June 19, 2020.

(2)

Beneficial ownership information for Red Mountain Partners, L.P. (“RMP”) and Red Mountain Capital Partners LLC (“RMCP LLC”) is based on a Form 4 dated January 17, 2020.  Of the shares reflected in the table, (i) 7,522,354 shares are held directly by RMP, (ii) 862,523 shares are held directly by RMCP LLC, (iii) 15,000 shares are receivable upon exercise of options held by Mr. Mesdag and (iv) 227,418 shares are receivable upon settlement of deferred stock upon Mr. Mesdag’s separation from the Board. RMCP GP LLC (“RMCP GP”) is the general partner of RMP.  RMCP LLC is the managing member of RMCP GP.  Red Mountain Capital Management, Inc. (“RMCM”) is the managing member of RMCP LLC.  Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of Mr. Mesdag, RMCM, RMCP LLC, and RMCP GP, by virtue of their direct or indirect control of RMP, may be deemed to beneficially own some or all of the securities reported as being held by RMP. Each of Mr. Mesdag and RMCM, by virtue of their direct or indirect control of RMCP LLC, may be deemed to beneficially own some or all of the securities reported as being held by RMCP LLC. Each of RMCP LLC, RMP and RMCP GP affirms membership in a group with each other but disclaims membership in a group with RMCM or Mr. Mesdag. Each of RMCM and Mr. Mesdag disclaims membership in a group with any person. The shares are held in a margin account.  There are currently no margin borrowings on the account, nor have there ever been, and the shares are not otherwise pledged. Pursuant to letter agreements between RMCP LLC and the Company, RMCP LLC agreed, without prior written consent from the Company, not to acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise (i) any additional common stock of the Company or direct or indirect rights to acquire common stock of the Company, such that RMCP LLC and its affiliates collectively would beneficially own, for purposes of Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, after giving effect to such acquisition, in excess of 17.12% of the amount of the issued and outstanding common stock of the Company, and up to 20% but only to the extent such increase either results from compensation to Mr. Mesdag for services on the Board or a reduction in the number of shares of common stock issued and outstanding, or (ii) any assets of the Company or any subsidiary thereof or any successor to or person in control of the Company.

(3)

Based on a Form 4, dated June 5, 2020. J. Carlo Cannell, is the sole managing member of Cannell Capital LLC.  Cannell Capital LLC is the investment adviser to and general partner of Tonga Partners, L.P. (“Tonga”) and Tristan Partners, L.P. (“Tristan”), an investment adviser to Tristan Offshore Fund Ltd. (“Tristan Offshore”), and an investment sub-advisor for Cuttyhunk Master Portfolio (“Cuttyhunk,” and collectively with Tonga, Tristan and Tristan Offshore, the “Investment Vehicles”). Mr. Cannell is the sole managing member of Cannell Capital LLC. As such, Mr. Cannell possesses the sole power to vote and to direct the disposition of the shares held by the Investment Vehicles.

(4)

Based on a Form 4, dated January 17, 2020.  Of these shares, 339,594 shares are held by Jewelcor Management, Inc.  Mr. Holtzman is the chairman, chief executive officer and president and, together with his wife, indirectly, the majority shareholder of Jewelcor Management, Inc.

(5)

Based on Amendment No. 3 to Schedule 13G, dated January 21, 2020.  Prescott Group Capital Management, L.L.C., Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II L.P. and Mr. Phil Frohlich were the beneficial owners of an aggregate of 4,188,324 shares of common stock. Prescott Capital, as the general partner of the Small Cap Funds, the general partners of Prescott Master Fund, may direct the Small Cap Funds to direct the vote and disposition of the shares held by Prescott Master Fund. As the principal of Prescott Capital, Mr. Phil Frohlich may direct the vote and disposition of the shares held by Prescott Master Fund. Pursuant to a letter agreement between Prescott Group Capital Management, L.L.C. and the Company, Prescott Group Capital Management, L.L.C. agreed, without prior written consent from the Company, not to acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise (i) any additional common stock of the Company or direct or indirect rights to acquire common stock of the Company, such that Prescott collectively would beneficially own, for purposes of Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, after giving effect to such acquisition, in excess of 15% of the amount of the issued and outstanding common stock of the Company or (ii) any assets of the Company or any subsidiary thereof or any successor to or person in control of the Company.

(6)	Based on Amendment No. 14 to Schedule 13G, dated April 22, 2019.
(7)

Based on Schedule 13G, dated January 9, 2020.  Signia Capital Management, LLC possesses sole voting power with respect to 1,954,803 of these shares and sole dispositive power with respect to 2,576,230 of these shares.

Security Ownership of Management

The following table sets forth certain information as of June 19, 2020, with respect to our directors, our Named Executive Officers (as defined above under “Executive Compensation”) and our directors and executive officers as a group.  Except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class (1)
John E. Kyees	206,871	(2)	*
Chairman of the Board
Harvey S. Kanter	128,000		*
President and Chief Executive Officer and Director
David A. Levin	1,607,465		3.1%
Former President and Chief Executive Officer, former Director, former Acting CEO
Peter H. Stratton, Jr.	208,825	(3)	*
Executive Vice President, Chief Financial Officer and Treasurer
Robert S. Molloy	309,588	(4)	*
Chief Administrative Officer, General Counsel and Secretary
Francis C. Chane	201,032	(5)	*
Senior Vice President,
Anthony J. Gaeta	119,037	(6)	*
Senior Vice President,
Brian S. Reaves	278,959		*
Former Executive Vice President, Chief Operating Officer
James S. Davey	—		—
Former Executive Vice President and Chief Marketing Officer
Jack Boyle, Director	191,224	(7)	*
Lionel F. Conacher, Director	146,334	(7)	*
Seymour Holtzman, Director	4,792,018		9.4%
Willem Mesdag, Director	8,668,995	(8)	16.9%
Ward K. Mooney, Director	181,009		*
Mitchell S. Presser, Director	436,089		*
Ivy Ross, Director	132,149	(7)	*
Directors and executive officers as a group (16 persons)	15,921,025	(9)	30.8%

*Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, and shares of deferred stock are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 51,077,856 shares of our common stock outstanding as of June 19, 2020.

(2)	Includes 28,648 shares subject to stock options exercisable within 60 days and 107,030 shares of deferred stock.
(3)	Includes 42,403 shares subject to stock options exercisable within 60 days.
(4)	Includes 68,906 shares subject to stock options exercisable within 60 days.
(5)	Includes 38,888 shares subject to stock options exercisable within 60 days.
(6)	Includes 18,719 shares subject to stock options exercisable within 60 days.
(7)	Includes 15,000 shares subject to stock options exercisable within 60 days.

(8)

Includes 15,000 shares subject to stock options exercisable within 60 days and 227,418 shares of deferred stock receivable upon Mr. Mesdag’s separation from the Board.  Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of Red Mountain Capital Management, Inc.  With the exception of the stock options and deferred stock, all shares are held by Red Mountain Partners, L.P. and Red Mountain Capital Partners, LLC as reported above in footnote (2) to the Security Ownership of Certain Beneficial Owners table.  By virtue of his direct or indirect control of Red Mountain Partners, L.P. and Red Mountain Capital Partners, LLC, Mr. Mesdag is deemed to beneficially own all of the securities reported held by Red Mountain Partners, L.P. and Red Mountain Capital Partners, LLC.  With the exception of the stock options and deferred stock, these shares are held in a margin account.  There are currently no margin borrowings on the account, nor have there ever been, and the shares are not otherwise pledged.

(9)	Includes 281,456 shares subject to stock options exercisable within 60 days and 334,448 shares of deferred stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act.  The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.  The address of this website is http://www.sec.gov.

Access to this information as well as other information on our Company is also available on our website at https://investor.dxl.com.  We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2019 Annual Report as filed with the SEC, including the financial statements and schedules thereto.  A request for a copy of such report should be directed to Destination XL Group, Inc., 555 Turnpike Street, Canton, MA 02021, Attention: Investor Relations.

SOLICITATION

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain of our officers, directors and employees without extra compensation, by telephone, facsimile or personal interview.  We have retained D.F. King & Company, Inc. for a fee not to exceed $6,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders in question.  If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that we send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact us at 555 Turnpike Street, Canton Massachusetts 02021, telephone (781)-828-9300 or via the “contact us” dropdown on the investor page of our website.  We will send you a copy of the Proxy Statement promptly after we receive your request.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our proxy statement: Under the rules of the SEC, in order for any stockholder proposal to be included in our proxy statement and proxy card for presentation at the 2021 Annual Meeting of Stockholders, the proposal must be received by the Secretary of our Company at our principal executive offices by March 4, 2021 (120 days before the anniversary of the date this Proxy Statement is being mailed to our stockholders).

Other stockholder proposals: Our By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of our Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative.  Such procedural requirements are fully set forth in Section 3.13 of our By-Laws.  A stockholder’s notice will be timely if delivered to, or mailed to and received by, us not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”).  To bring an item of business before the 2021 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of our Company not before April 14, 2021 or after May 14, 2021.  In the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, however, a stockholder’s notice will be timely delivered to, or mailed to, and received by, us not later than the close of business on the later of (a) the 90th day prior to the scheduled date of such Annual Meeting or (b) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors maintains a process for stockholders to communicate with them. Stockholders wishing to communicate with our Board should direct their communications to: Secretary of the Company, Destination XL Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Any such communication must state the number of shares beneficially owned by the stockholder sending the communication. The Secretary will forward such communication to all of the members of the Board of Directors or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, then the Secretary has the authority to discard the communication or take appropriate legal action in response to the communication.

OTHER MATTERS

As of this date, our management knows of no business, which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

Appendix A

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

DESTINATION XL GROUP, INC.

Destination XL Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

This Certificate of Amendment to Restated Certificate of Incorporation, as amended, of the Corporation (this “Certificate of Amendment”) was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

2.	This Certificate of Amendment amends Article FOURTH of the Corporation’s Restated Certificate of Incorporation, as amended, by adding the following paragraph in paragraph 4.2 thereof:

4.2. Effective as of [__] on [__] (the “Effective Time”), each [__ (__)]1 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Reverse Stock Split shall occur without any further action on the part of the Corporation or the holder of Common Stock, and whether or not certificates representing such holder’s shares of Common Stock prior to the Reverse Stock Split are surrendered for cancellation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Stock Split.  A holder who otherwise would be entitled to receive a fractional share of Common Stock will automatically receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the next whole share.

3.	This Certificate of Amendment shall become effective as of [__] on [__][2].

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by an authorized officer as of this [__] day of [______], 20[__].

DESTINATION XL GROUP, INC.

By:
Name:
Title:

[1]	Number to be between two (2) and fifteen (15), as determined by the Board of Directors.
[2]	To be the Effective Time.

A-1

Appendix B

Explanatory Note: This Appendix A contains a copy of the Destination XL Group, Inc. 2016 Incentive Compensation Plan as proposed to be amended by Proposal 4 included in this Proxy Statement to which this Appendix B is attached (proposed additions are shown in bold and as double-underlined text and proposed deletions are shown in bold and as strike-throughs). If a reverse stock split is effected, the shares authorized, available and outstanding under the 2016 Incentive Compensation Plan will be reduced proportionately based on the ratio of the reverse stock split.

DESTINATION XL GROUP, INC.

2016 INCENTIVE COMPENSATION PLAN

(as amended and restated effective ______, 2020)

DESTINATION XL GROUP, INC.

2016 INCENTIVE COMPENSATION PLAN, as amended and restated ____, 2020

DESTINATION XL GROUP, INC.

2016 INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED

1.Purpose.  The purpose of this DESTINATION XL GROUP, INC. 2016 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist DESTINATION XL GROUP, INC., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.  The Plan replaces the 2006 Incentive Compensation Plan which was last amended effective as of August 1, 2013. The Plan was originally adopted effective as of August 4, 2016 and was amended effective as of August 8, 2019 and ______, 2020.

2.Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b)“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 11(b) hereof.  If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(d)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d‑3 under the Exchange Act and any successor to such Rule.

(e)“Board” means the Company’s Board of Directors.

(f)“Change in Control” means a Change in Control as defined in Section 10(b) of the Plan.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(h)“Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee.  The Committee shall consist of at least two directors, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”; provided, however, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(i)“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(j)“Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider.  Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement).  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(k)“Covered Employee” means an Eligible Person who is a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(l)“Deferred Stock” means a right to receive Shares, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period, which right is not subject to a substantial risk of forfeiture (other than the potential clawback of benefits under Section 8(f) hereof).

(m)“Deferred Award” means an Award of Deferred Stock or Restricted Stock Units granted to a Participant under Section 7(e) hereof.

(n)“Director” means a member of the Board or the board of directors of any Related Entity.

(o)“Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(p)“Dividend Equivalent” means a right, granted to a Participant under Section 7(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(q)“Effective Date” means the effective date of the Plan, which shall be the Shareholder Approval Date.

(r)“Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity.  The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options.  An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.  Notwithstanding the foregoing, a Person shall not be an Eligible Person if the identity of such person would preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(s)“Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity).  The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u)“Fair Market Value” means the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on the principal stock exchange or market on which Shares are traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(v)“Full Value Award” means any Award other than an option or a Stock Appreciation Right and that is settled in Shares.

(w)“Good Reason” means the same definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement with the Company, if any, that is in effect at the time the determination is being made.  If the Participant does not have an employment agreement with the Company at that time, or there is no definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time, or the Committee determines, in its sole and absolute discretion, that the right to any payment or benefit under this Plan that is subject to Section 409A of the Code pursuant to a termination of Continuous Service by a Participant for Good Reason would not be treated as a right to a payment or benefit pursuant to an involuntary separation from service for purposes of Section 409A of the Code if the definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time is applied to the Participant’s termination of Continuous Service, then Good Reason means the occurrence of any of the following in the absence of Justifiable Cause by the Company:  (i) a material diminution in the Participant’s base salary, unless such material diminution in the Participant’s base salary is made pursuant to a reduction in base salary that affects all similarly situated employees in a similar manner and is made at least six months prior to a Change in Control, in which case such material diminution in the Participant’s base salary shall not constitute Good Reason; (ii) a material change in the geographic location at which the Participant must perform his or her job functions to which the Participant does not agree; or (iii) solely in the case of a Section 16 Officer, a material diminution in the Participant’s authority, duties, or responsibilities.  For purposes of this Plan, Good Reason shall not be deemed to exist unless the termination of Continuous Service by a Participant for Good Reason occurs within 180 days following the initial existence of one of the conditions specified in clauses (i) through (iii) above, the Participant provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

(x)“Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y)“Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Nasdaq Stock Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(z)“Incumbent Board” means the Incumbent Board as defined in Section 10(b)(ii) of the Plan.

(aa)“Justifiable Cause” means the same definition as used in the Participant’s employment agreement, if any, that is in effect at the time the determination is being made.  If the Participant does not have an employment agreement at that time, or there is no definition of Justifiable Cause, or any substantially similar term, in the Participant’s employment agreement at that time, then Justifiable Cause means any material failure by the Participant in performing his or her necessary job functions; any breach of any material written policies, rules or regulations which have been adopted by the Company; the Participant’s performance of any act or failure to act, as to which if the Participant was prosecuted and convicted, a crime or offense involving money or property of the Company or any Related Entity, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; the Participant’s embezzlement of funds or assets of the Company or any of its Subsidiaries or Affiliates; the Participant’s conviction of, please of guilty to, or please of nolo contendere to any felony; the Participant’s unauthorized disclosure to any person, firm or corporation of any confidential information of the Company or any Related Entity; the Participant’s usurpation of a corporate opportunity of the Company or any of its Related Entity; or the Participant’s engaging in any business other than the business of the Company or any Related Entity which materially interferes with the performance of his or her duties.

(bb)“Listing Market” means the Nasdaq Stock Market or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on the Nasdaq Stock Market or a national securities exchange, then the Nasdaq Stock Market.

(cc)“Option” means a right granted to a Participant under Section 7(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(dd)“Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(ee)“Other Stock-Based Awards” means Awards granted to a Participant under Section 7(i) hereof.

(ff)“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(gg)“Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 7(h).

(hh)“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ii)“Performance Share” means any grant pursuant to Section 7(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj)“Performance Unit” means any grant pursuant to Section 7(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(kk)“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ll)“Prior Plan” means the Company’s 2006 Incentive Compensation Plan.

(mm)“Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(nn)“Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(oo)“Restricted Stock Award” means an Award of Restricted Stock granted to a Participant under Section 7(d) hereof.

(pp)“Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period, which right is subject to a risk of forfeiture.

(qq)“Restricted Stock Unit Award” means an Award of Restricted Stock Unit granted to a Participant under Section 7(e) hereof.

(rr)“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ss)“Shareholder Approval Date” means the date on which this Plan is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements Sections 162(m) and 422 of the Code, Rule 16b-3 under the Exchange Act and applicable requirements under the rules of the Listing Market.

(tt)“Shares” means the shares of common stock of the Company, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 11(c) hereof.

(uu)“Stock Appreciation Right” means a right granted to a Participant under Section 7(c) hereof.

(vv)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(ww)“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

3.Administration.

(a)Authority of the Committee.  The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board.  The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b)Manner of Exercise of Committee Authority.  The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, (ii) with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify; and (iii) with respect to any Award to an Independent Director.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 11(b) hereof or other persons claiming rights from or through a Participant, and shareholders.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.  The Committee may appoint agents to assist it in administering the Plan.

(c)Limitation of Liability.  The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.Shares Subject to Plan.

(a)Limitation on Overall Number of Shares Available for Delivery Under Plan.  Subject to adjustment as provided in Section 11(c) hereof, the aggregate number of Shares reserved and available for delivery under the Plan shall be equal to the sum of (i) ~~8,000,000~~ 9,740,000 Shares plus (ii) the number of Shares available for issuance but not granted under the Prior Plan, and (iii) the number of Shares that are credited back to the maximum Share limitation under Section 4(c)(i) hereof.  Shares issued in respect of any Full Value Award granted under the Plan shall be counted against the share limit as 1.9 Shares of stock for every one Share actually issued in connection with the such Full Value Award.  Each Share issued in respect of Options and SARs shall be counted against the share limit as one Share.  Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)Application of Limitation to Grants of Award.  No Award may be granted if the number of Shares that would be counted against the Share limit in Section 4(a) hereof as a result of such an Award exceeds the number of Shares remaining available for Award under the Plan.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)If any Shares subject to an Option or SAR granted under the Plan or the Prior Plan are forfeited or such Option or SAR is settled in cash or otherwise expires or terminates without the delivery of such Shares, the maximum Share limitation of Section 4(a) hereof shall be credited with one Share for each Share subject to such Option or SAR and such number of credited Shares may again be made available for Awards under the Plan, subject to Section 4(c)(iv) below.  If any Shares subject to a Full Value Award granted under the Plan or the Prior Plan are forfeited or such Full Value Award is settled in cash or otherwise expires or terminates without the delivery of such Shares, the maximum share limitation of Section 4(a) hereof shall be credited with 1.9 Shares for each Share subject to such Full Value Award, and such number of credited Shares may again be made available for Awards under the Plan, subject to Section 4(c)(iv) below.

(ii)Awards that are settled or exercised through the payment of Shares shall be counted against the number of Shares available for award under the Plan in accordance with Section 4(a) hereof, regardless of the number of Shares actually issued upon settlement or exercise of any such Award. Awards that are settled in cash shall not be counted against the number of Shares available for Award under this Plan.

(iii)Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period.  Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market.  Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv)Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 11(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be ~~8,000,000~~ 9,740,000 Shares.  In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(v)Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 11(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceed $300,000 in the aggregate.

(d)No Further Awards Under Prior Plan.  No further awards shall be made under the Prior Plan after July 31, 2016.

5.Eligibility; Per-Participant Limitations.  Awards may be granted under the Plan only to Eligible Persons.  Subject to adjustment as provided in Section 11(c) of this Plan, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 1,000,000 Shares or (ii) Performance Shares that are subject to Section 9 hereof, with respect to more than 1,000,000 Shares.  In addition, the maximum dollar value payable to any one Participant with respect to Performance Units that are subject to Section 9 hereof is (x) $3,000,000 with respect to any 12 month Performance Period (pro-rated for any Performance Period that is less than 12 months based upon the ratio of the number of days in the Performance Period as compared to 365), and (y) with respect to any Performance Period that is more than 12 months, $3,000,000 multiplied by the number of full 12 months periods that are in the Performance Period.

6.Award Vesting Limitations.  Notwithstanding any other provision of the Plan to the contrary, but subject to Section 10 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 4(a) may be granted to any one or more Eligible Persons without respect to such minimum vesting provisions.  Nothing in this Section 6 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of Continuous Service or the consummation of a Change in Control.

7.Specific Terms of Awards.

(a)General.  Awards may be granted on the terms and conditions set forth in this Section 7.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award.  Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.  Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b)Options.  The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)Exercise Price.  Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option.  If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value a Share on the date such Incentive Stock Option is granted.  Other than pursuant to Section 11(c), (A) the terms of outstanding Options may not be amended to reduce the exercise price per Share of such Options, (B) an outstanding Option may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (i) cash or other Awards, in each case, having a Fair Market Value in excess of the amount by which the Fair Market Value of the Shares underlying such Option exceeds the aggregate exercise price of such Option or (ii) Options with an exercise price per Share that is less than the exercise price per Share of the original Option and (C) the Committee shall not be permitted to take any other action with respect to an Option that may be treated as a repricing, in each case, without approval of the Company’s shareholders.

(ii)Time and Method of Exercise.  Subject to the maximum term of any Option set forth in Section 7(b), the Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or Awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii)Form of Settlement.  The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv)Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.  Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification.  Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A)the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B)the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C)if shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c)Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights to any Eligible Person (a “Freestanding Stock Appreciation Right”), upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee.  The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a tandem Stock Appreciation Right.  Other than pursuant to Section 11(c), (A) the terms of outstanding Stock Appreciation Rights may not be amended to reduce the grant price per Share of such Stock Appreciation Rights, (B) an outstanding Stock Appreciation Right may not be cancelled, exchanged, substituted, bought out or surrendered in exchange for (i) cash or other Awards, in each case, having a Fair Market Value in excess of the amount by which the Fair Market Value of the Shares underlying such Stock Appreciation Right exceeds the aggregate grant price of such Stock Appreciation Right or (ii) Stock Appreciation Rights with a grant price per Share that is less than the grant price per Share of the original Stock Appreciation Right and (C) the Committee shall not be permitted to take any other action with respect to a Stock Appreciation Right that may be treated as a repricing, in each case, without approval of the Company’s shareholders.

(ii)Other Terms.  Subject to the maximum term of any Stock Appreciation Right set forth in Section 7(c), the Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(d)Restricted Stock Awards.  The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)Grant and Restrictions.  Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”).  The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).  During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 11(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that, subject to the limitations set forth in Section 6 hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and subject to the limitations in Section 6 hereof, the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)Dividends and Splits.  As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan, or except as otherwise provided in the last sentence of Section 7(h) hereof, may require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code.  Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e)Deferred Award.  The Committee is authorized to grant “Deferred Awards,” which include Deferred Stock and Restricted Stock Unit Awards, to any Eligible Person on the following terms and conditions.

(i)Award and Restrictions.  Satisfaction of a Deferred Award shall occur upon expiration of the deferral period specified for such Deferred Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code).  In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.  A Deferred Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Award, or a combination thereof, as determined by the Committee at the date of grant or thereafter.  Prior to satisfaction of a Deferred Award, a Deferred Award carries no voting or dividend or other rights associated with Share ownership.  Prior to satisfaction of a Deferred Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Deferred Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii)Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that, subject to the limitations set forth in Section 7 hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and, subject to the limitations in Section 6 hereof, the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii)Dividend Equivalents.  Unless otherwise determined by the Committee at the date of grant, and except as otherwise provided in the last sentence of Section 7(h) hereof, any Dividend Equivalents that are granted with respect to any Deferred Award shall be either (A) paid with respect to such Deferred Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Award and the amount or value thereof automatically deemed reinvested in additional Deferred Award, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.  The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date, deferred or deferred at the election of the Participant.  If the Participant may elect to defer the Dividend Equivalents, such election shall be made within 30 days after the grant date of the Deferred Award, but in no event later than 12 months before the first date on which any portion of such Deferred Award vests (or at such other times prescribed by the Committee as shall not result in a violation of Section 409A of the Code).

(f)Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act.  Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments.  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  Except as otherwise provided in the last sentence of Section 7(h) hereof, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.  Any such determination by the Committee shall be made at the grant date of the applicable Award.  Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h)Performance Awards.  The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 9 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award.  Except as provided in Section 10 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 9(b), or in the case of an Award that the Committee determines shall not be subject to Section 9 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose.  The amount of the Award to be distributed shall be conclusively determined by the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

(i)Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan.  Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan.  Except as otherwise provided in the last sentence of Section 7(h) hereof, the Committee shall determine the terms and conditions of such Awards.  Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 7(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

8.Certain Provisions Applicable to Awards.

(a)Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

(b)Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c)Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant.  Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code.  Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price.  Installment or deferred payments may be required by the Committee (subject to Section 11(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)Exemptions from Section 16(b) Liability.  It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant).  Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)Code Section 409A.  The following provisions shall apply to any Award that is or may potentially be subject to the requirements of Section 409A of the Code.

(i)The Award Agreement for any Award that the Committee reasonably determines to constitute a “non-qualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with, the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B)The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

(f)Clawback of Certain Compensation and Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”).  In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy.  By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plans) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii)If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

9.Code Section 162(m) Provisions.

(a)Covered Employees.  The Committee, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 9 shall be applicable to such Award.

(b)Performance Criteria.  If an Award is subject to this Section 9, then the payment or distribution thereof or lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals.  Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards:  (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; and/or (14) the Fair Market Value of a Share.  Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the

Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company.  Except as otherwise specified by the Committee at the time the goals are set, the Committee shall exclude the impact of:  (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (iii) a change in accounting standards required by generally accepted accounting principles, or (iv) any other item or event specified by the Committee at the time the goals are set.

(c)Performance Period; Timing For Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards subject to this Section 9 shall be measured over a Performance Period no shorter than 12 months and no longer than 5 years, as specified by the Committee.  Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to Performance Awards, subject to this Section 9, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d)Adjustments.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 9, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 9.  The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e)Committee Certification.  No Participant shall receive any payment under the Plan that is subject to this Section 9 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Section 162(m) of the Code.

10.Change in Control.

(a)Effect of “Change in Control”.  Unless otherwise provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in effect immediately preceding the Change in Control, in its sole discretion and without any requirement that each Participant be treated consistently, in the event of a Change in Control and within 6 months before or 18 months after the Change in Control, the Participant’s Continuous Service is terminated by the Company or any Related Entity without Justifiable Cause or by the Participant for Good Reason, or there is a termination of Continuous Service because of the Participant’s death or Disability, the following shall occur:  (i) if the portion of the Participant’s Award(s) or any award(s) that is substituted therefor that is subject only to time-based vesting has not previously been vested or paid to the Participant, then such portion shall immediately vest (in the case of any Award or substitute therefor that is subject to vesting) and any cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the termination of the Participant’s Continuous Service; and (ii) if the portion of the Participant’s Award(s) or any award(s) that is substituted therefor that is subject to performance-based vesting has not previously been vested or paid to the Participant, then the pro-rata portion for the time elapsed in the ongoing performance period(s) of the Award or substitute therefor, shall immediately vest and any cash payable as a result of such vesting shall be paid to the Participant, as soon as practicable (but in no event more than 5 business days) after the later of the Change in Control or the termination of the Participant’s Continuous Service.  Each Share that is received upon the exercise, vesting or settlement of an Award or substitute therefor that vests pursuant to this Section 10(b) shall be immediately redeemed by the Company  (or its successor) for cash payable by the Company (or its successor) in an amount (the “Redemption Price Per Share”) equal to, as applicable, (x) if the Shares have not been cancelled, exchanged or converted into other securities or property as a result of the Change in Control and are publicly-traded, the Fair Market Value of a Share on the date of the termination of the Participant’s Continuous Service, or (y) if the Shares have been cancelled, exchanged or converted into other securities or property as a result of the Change in Control, the greater of (i) the fair market value per Share of the consideration received pursuant to the Change in Control by the holders of Shares on the date of the Change in Control and (ii)  if the consideration received by the holders of Shares pursuant to the Change in Control consisted, in whole or in part, of other securities which are publicly traded, the sum of  (A) the fair market value of the number of such securities received for each Share pursuant to the Change in Control on the date of the termination of the Participant’s Continuous Service and (B) the fair market value of any other consideration received for each Share pursuant to the Change of Control.  Each Option that vests pursuant to this Section 10(b) shall be immediately cancelled in exchange for cash payable by the Company for each Share subject to the cancelled Option equal to the amount, if any, by which the Redemption Price Per Share exceeds the exercise price per Share of the Option.

(b)Definition of “Change in Control”.  Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Subsidiary, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 10(b), the following acquisitions shall not constitute or result in a Change in Control:  (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; or

(ii)During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) or any of its Subsidiaries, or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity securities of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

11.General Provisions.

(a)Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)Limits on Transferability; Beneficiaries.  No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.  For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets.  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)Adjustments.

(i)Adjustments to Awards.  In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award.  Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation, formerly known as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) or any other applicable accounting standard), the Committee shall make such adjustments to Awards on account of such equity restructuring as shall be necessary in order that the “fair value” of the adjusted Award immediately following the equity restructuring shall be equal to the “fair value” of the original Award immediately prior to the equity restructuring, based on the Share price and other pertinent factors on the effective date of the equity restructuring.  For purposes of the preceding sentence, “fair value” shall be determined in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation or any other applicable accounting standard.

(ii)Adjustments in Case of Certain Transactions.

(A)In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 10 of this Plan relating to the vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (1) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (2) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (3) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (4) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction).  The Committee shall give written notice of any proposed transaction referred to in this Section 11(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction).  A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(B)For purposes of this Section 11(c)(ii), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(iii)Other Adjustments.  The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant, provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Section 9(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d)Award Agreements.  Each Award Agreement shall either be (i) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require.  The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.  The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e)Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments equal in value to the Shares withheld or received from the Participant in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.  The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the minimum statutory withholding required with respect to that Award.

(f)Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award.

(g)Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity’s in accordance with the terms of an Award.  None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Shares awarded pursuant to this Plan unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award.  Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents are granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(h)Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.  The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(i)Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(j)Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k)Governing Law.  Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(l)Non-U.S. Laws.  The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(m)Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan shall become effective on the Effective Date which is the date the Plan was approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable  requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan.  Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained.  The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date.  Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

(n)Construction and Interpretation.  Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o)Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Appendix C

Non-GAAP Financial Measure

Adjusted EBITDA is a non-GAAP measure. This non-GAAP measure is not presented in accordance with GAAP and should not be considered superior to or as a substitute for net loss or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, this non-GAAP measure may not be comparable to similar measures used by other companies.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and is before exit costs associated with London operations, CEO transition costs, corporate restructuring charges and any impairment of assets. We believe that adjusted EBITDA is useful to investors in evaluating our performance. With the significant capital investment we have made over the past several years in connection with DXL store openings, we have had increased levels of depreciation and interest, and therefore, management uses adjusted EBITDA as a key metric to measure profitability and economic productivity. The following table is a reconciliation of net loss to adjusted EBITDA:

(in millions)	Fiscal 2019	Fiscal 2018
Net loss, on a GAAP basis	$(7.8)	$(13.5)
Add back:
Provision (benefit) for income taxes	0.1	(0.1)
Interest expense	3.3	3.5
Depreciation and amortization	24.6	28.7
EBITDA	$20.2	$18.5
Add back:
Exit costs associated with London operations	$1.7	$—
CEO transition costs	0.7	2.4
Corporate restructuring charge	—	1.9
Impairment of assets	0.9	4.6
Adjusted EBITDA	$23.5	$27.4

C-1

DESTINATION XL GROUP, INC.
Notice of 2020 Annual Meeting of
Stockholders and Proxy Statement
Wednesday, August 12, 2020
11:30 A.M. EDT

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Please sign your proxy and
return it in the enclosed
postage-paid envelope so
that you may be represented
at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

DESTINATION XL GROUP, INC.

August 12, 2020

GO GREEN

e-consent makes it easy to go paperless.  With e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste.  Enroll today via www.astfinancial.com  to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 12, 2020:

The Proxy Statement and 2020 Annual Report to Stockholders are available at https://investor.dxl.com/financial-information/annual-reports

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD IN THE ENVELOPE

PROVIDED AS SOON AS POSSIBLE.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

AND “FOR” PROPOSALS 2, 3, 4 and 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW.

		For	Against	Abstain

	Harvey S. Kanter	☐	☐	☐

	Jack Boyle	☐	☐	☐

	Lionel F. Conacher	☐	☐	☐

	Willem Mesdag	☐	☐	☐

	Mitchell S. Presser	☐	☐	☐

	Ivy Ross	☐	☐	☐

		For	Against	Abstain
2.	To approve, on an advisory basis, named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.	☐	☐	☐

3.

To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company’s common stock at a ratio of not less than 1-for-2 and not more than 1-for-15, such ratio, and the implementation and timing of such reverse stock split, to be determined in the sole discretion of the Company's Board of Directors.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

		☐	☐	☐
		For	Against	Abstain
4.

To approve amendments to the Company’s 2016 Incentive Compensation Plan to increase the total number of shares of common stock authorized for issuance under the plan by 1,740,000 shares.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

		☐	☐	☐
		For	Against	Abstain

5.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending January 30, 2021. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5.	☐	☐	☐

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN.  IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE AND “FOR” EACH OF THE OTHER PROPOSALS.  RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESTINATION XL GROUP, INC. DATED July 2, 2020.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date	Signature of Stockholder	Date

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On August 12, 2020

The undersigned stockholder of Destination XL Group, Inc. (the “Company”) hereby appoints Lionel F. Conacher and Harvey S. Kanter, and each of them, as proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Wednesday, August 12, 2020, at 11:30 A.M. local time, at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting.  The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

(Continued and to be signed on reverse side.)